As filed with the Securities and Exchange Commission on ____________, 2002

                                                     Registration No. 333-73964
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                           Amendment No. 1 to Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                         BIOZHEM COSMECEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Texas                                          79-0118305
 (State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                          Identification No.)

                                 11884 Tammy Way
                             Grass Valley, CA 95949
                                 (530) 271-1911
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                Mr. James Chapin
                          BIOZHEM COSMECEUTICALS, INC.
                                 11884 Tammy Way
                             Grass Valley, CA 95949
                                 (530) 271-1911

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                                David Kaye, Esq.
                         Danzig Kaye Cooper & Fiore, LLP
                          30-A Vreeland Road, Suite 230
                             Florham Park, NJ 07932
                                 (973-443-0600)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

                                                             Proposed        Proposed
                                                             Maximum         Maximum
                                                             Offering        Aggregate        Amount of
                                         Amount to be        Price per       Offering         Registration
Title of Securities to be Registered     Registered          Share (1)       Price (1)        Fee
---------------------------------------- ------------------- --------------- ---------------- ----------------
Common stock                            25,683,986          $0.24          $6,164,157       $1,627.34

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the OTC Bulletin Board on July 25, 2002.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion July, 2002.

PRELIMINARY PROSPECTUS

                          Biozhem Cosmeceuticals, Inc.
                        25,683,986 Shares of Common Stock

         This prospectus relates to the public offering, which is not being underwritten, of 18,236,767 shares of the Company's common stock currently outstanding and 7,447,219 shares which may be acquired upon the exercise of warrants and stock options.

         The selling shareholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions. The Company will not receive any of the proceeds of the sale of shares by the Selling Shareholders. The Company may receive up to $1,793,055 from the exercise of such warrants and options. Such proceeds, if any, would be used for general working capital.

         Biozhem common stock is quoted on the OTC Bulletin Board under the symbol "BZHM." On July 25, 2002, the closing sale price of the Common Stock on the OTC Bulletin Board was $0.24.

         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 25, 2002.

TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY.............................................................5

RISK FACTORS ................................................................5-7
     Our Financial Statements Have A Going Concern Opinion
     We Have Reported Continuing Net Losses
     We May Not Have The Ability To Meet Our Capital Needs
     We Rely On Sales Of Certain Products
     Our Infomercial May Not Be Successful
     We Have Established Competition
     We Have To Meet Government Regulations
     If We Lose Our Key Personnel Or Cannot Recruit Additional Personnel, Our
       Business May Suffer
     We Face Product Liability Risks
     Increases In Advertising Rates May Reduce Our Profitability
     OTC Market For Common Stock
     Possible Volatility Of Stock Price
     Because Our Common Stock Is A "Penny Stock", Trading In It Is Subject
       To The Penny Stock Rules Which Could Affect Your Ability To Resell The Stock In The Market
     Our Stock Does Not Have Cumulative Voting Or Pre-Emptive Rights

USE OF PROCEEDS ...............................................................8

MARKET FOR COMMON STOCK........................................................8

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................9-16

ABOUT BIOZHEM..............................................................16-19

EXECUTIVE COMPENSATION.....................................................19-23

FORWARD-LOOKING STATEMENTS....................................................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................23

DESCRIPTION OF CAPITAL STOCK...............................................23-24

SELLING SHAREHOLDERS.......................................................24-27

PLAN OF DISTRIBUTION..........................................................27

EXPERTS.......................................................................28

LEGAL MATTERS.................................................................28

FINANCIAL STATEMENTS.......................................................29-59
                                       4

                               Prospectus Summary

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

Our Company

         We are a Texas corporation, which commenced operations in 1984. Our executive office is at 11884 Tammy Way, Grass Valley, CA 95949.
Our phone number is (530) 271-1911. Biozhem is a specialty retailer of premium quality skin care products for men and women. The Company has marketed its proprietary line of advanced skin care products under its brand names Biozhem and the RevitaCel System through Company-owned skin care centers. However, due to continuing losses, we now sell these proprietary products primarily through nationally aired infomercials.

Use of Proceeds

         We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. We will receive proceeds from the price paid to exercise the warrants and options covered by this prospectus, if and when such exercises occur. Such proceeds, if any, will be used for general working capital.

                                  RISK FACTORS
                                  ------------

         You should carefully consider the risks described below before purchasing Biozhem Common Stock. Additional risks and uncertainties not presently known to Biozhem or that Biozhem currently deems immaterial may also impair Biozhem's business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of Biozhem common stock could decline, and you may lose all or part of your investment.

         OUR FINANCIAL STATEMENTS HAVE A GOING CONCERN OPINION. Our financial statements for the years ended September 30, 2001 and 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have issued a going concern modification in their report to our financial statements for such years citing recurring losses and negative cash flows from operations for each of the last two fiscal years. Accordingly, those conditions raise substantial doubt about our ability to continue as a going concern. This going concern qualification may also cause prospective investors and suppliers of the Company to have a negative perception of the Company which could cause prospective investors to not want to invest in our Company or suppliers to not want to do business with us.

          WE HAVE REPORTED CONTINUING NET LOSSES. We reported net losses of approximately $3,424,000 and $1,010,000 and net cash used in operating activities of approximately $1,992,000 and $419,000 in fiscal 2001 and 2000, respectively. There can be no assurance that we will be able to generate sufficient revenue to achieve profitability on a sustained basis.

          WE MAY NOT HAVE THE ABILITY TO MEET OUR CAPITAL NEEDS. We need additional capital to fund our operations and we are seeking to obtain additional capital through equity and/or debt financing. If additional funds are raised by issuing equity securities and/or debt convertible into equity, further dilution to existing stockholders will result, and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms.

          WE RELY ON SALES OF CERTAIN PRODUCTS. Our financial success depends almost entirely on marketing our skin care products. Although we plan to diversify our product line and our methods of distribution in the future, there is no assurance we will be able to do so. Any significant diminished consumer interest in our products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

          OUR INFOMERCIAL MAY NOT BE SUCCESSFUL. Our continued existence is dependent upon our ability to achieve our 2002 operating plan, which contemplates significantly improved operating results and cash flows. The 2002 operating plan is based on the successful launch of the RevitaCel System infomercial. There can be no assurances that the infomercial will generate sufficient revenues and margins to pay advertising costs, product expenses, royalty and promotion fees and to provide funds for working capital and profit.

        WE HAVE ESTABLISHED COMPETITION. Biozhem competes with a large number of companies and product lines in the markets in which its products are sold. Firms compete in the direct response market by securing products which will interest infomercial customers, producing an eye-catching infomercial and then securing competitive rate airtime. Many competitive companies are well established and have research, financial and manufacturing capabilities and other resources substantially greater than those of Biozhem. Retail skin care competition consists of major cosmetic companies such as Estee Lauder, Clinique and Lancome and national retailers such as Body Shop. We will compete with several companies in the infomercial market that have much more experience and more proven successes than we do. These companies are larger and have significantly greater financial resources than Biozhem. We will compete directly with Gunthy Renker and their beauty product infomercials.

       WE HAVE TO MEET GOVERNMENT REGULATIONS. We and our products are subject to regulation by the Food and Drug Administration and the Federal Trade Commission in the United States, as well as various other Federal, state, local and international regulatory authorities. Such regulations relate principally to the ingredients, labeling, packaging and marketing of our products. We believe that we are in compliance with such regulations. Our formulations are manufactured and packaged by non-affiliated companies that manufacture products in compliance with such regulations. However, the extent of potentially adverse governmental regulations, which might arise from future legislation or administrative action, cannot be predicted.

          IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER. We depend on the continued services and performance of our executive officers and other key personnel. None of such individuals are employed pursuant to employment agreements. In addition, we do not have "key person" life insurance policies. If we do not succeed in attracting new employees or retaining and motivating current and future employees or executive officers, our business could suffer.

          WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage adequately covers potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage is inadequate to cover future product liability claims, our business could face substantial financial obligations which we may not be able to pay.

          INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease any profitability.

          OTC MARKET FOR COMMON STOCK. Our Common Stock currently trades on the OTC Bulletin Board. Therefore, no assurances can be given that a liquid trading market will exist at the time any investor desires to dispose of any shares of the Company's Common Stock.

          POSSIBLE VOLATILITY OF STOCK PRICE. The price of our Common Stock has fluctuated substantially and the market price of the shares of Common Stock is likely to continue to be highly volatile. Factors such as approximately 17,000,000 shares of our issued and outstanding stock being subject to Rule 144, terms of any equity and/or debt financing, fluctuations in our operating results and market conditions could have a significant impact on the future price of our Common Stock and could have a depressive effect on the then market price of the Common Stock. In addition, the market for the Common Stock may be influenced by many other factors, including the depth and liquidity of the market for the Company's Common Stock, investor perceptions of the Company, and general economic and similar conditions.

          BECAUSE OUR COMMON STOCK IS A "PENNY STOCK", TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET. The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when making trades in any stock, such as our Common Stock, which is defined as a "penny stock". The SEC's regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market. As a result of being a penny stock, the market liquidity for our Common Stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our Common Stock and thus your ability to sell our Common Stock in the secondary market. The regulations restricting trades in penny stock include: a requirement that stockbrokers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market; and a requirement that broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of a accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale of the securities.

          OUR STOCK DOES NOT HAVE CUMULATIVE VOTING OR PRE-EMPTIVE RIGHTS. There are no pre-emptive rights in connection with the Company's Common Stock. Therefore, in the event we issue shares of stock in connection with any financing activities or other transactions, current shareholders of the Company will be diluted in their percentage ownership of the Company. Cumulative voting in the election of directors is not allowed. Accordingly, the holders of a majority of the shares of Common Stock will be able to elect all of the Company's Board of Directors and control the Company's policies.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document filed at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our filings, are also available to the public from the SEC website at "http://www.sec.gov".

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933. This prospectus is a part of the registration statement and constitutes a prospectus of our Company for the Common Stock to be sold by the Selling Shareholders.

         You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                                 USE OF PROCEEDS
                                 ---------------

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

         We will receive proceeds of up $1,793,055 from the price paid to exercise the warrants and options covered by this prospectus, if and when such exercises occur. Such proceeds, if any, will be used for general working capital.

                            MARKET FOR COMMON EQUITY
                            ------------------------

         Historically, the Company's common stock was traded in the over-the-counter market of NASDAQ under the symbol "ENTG". Entourage International, Inc. was our name from our inception in 1984 until 1997 when we changed our name to Biozhem Cosmeceuticals, Inc. On January 23, 1991, the Company was notified that its stock was delisted from the NASDAQ system because of the limited number of firms making a market for the Entourage stock under the NASDAQ system. There is a market in the Company's common stock now under the symbol "BZHM" on the OTC Bulletin Board. The following table sets forth the high and low bid prices of Biozhem common stock for the periods shown.

                  Quarter Ended                      Bid Prices
                  -------------                      ----------
                                                    Low      High
                  December 31, 1999                $0.20    $0.30
                  March 31, 2000                   $0.15    $0.25
                  June 30, 2000                    $0.15    $0.35
                  September 30, 2000               $0.25    $0.60
                  December 31, 2000                $0.31    $0.62
                  March 31, 2001                   $0.31    $0.50
                  June 30, 2001                    $0.35    $0.98
                  September 30, 2001               $0.51    $1.00
                  December 31, 2001                $0.28    $0.73
                  March 31, 2002                   $0.28    $0.40
                  June 30, 2002                    $0.25    $0.42

         The above quotations reflect inter-dealer prices, without retail mark-up, markdowns or commission, and may not necessarily reflect actual transactions.

         As of September 30, 2001, there were approximately 620 record holders of the Company's common stock.

          We have never paid any dividends on our common stock and we have no present plans to do so. The Company's Board of Directors intends to retain earnings, if any, to finance the growth and development of the business of Biozhem. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the financial condition, capital requirements and earnings, if any, of Biozhem, as well as other factors, which the Board of Directors may deem relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------

Background
----------

           On January 15, 1999, we acquired the assets of the Louisville, Kentucky retail store from a franchisee for consideration of $80,750, consisting of a promissory note in the amount of $65,000 and 35,000 shares of common stock valued at $15,750. The note bears interest at 8% per annum with principal and interest payments of $2,037 due from February 15, 1999 through January 15, 2002. The acquisition was accounted for as a purchase. Accordingly, the purchase consideration was allocated to the acquired assets on the basis of estimated fair market value and the operations of the retail store acquired are included in the statement of operations beginning January 16, 1999. Goodwill, a covenant not to compete and customer list of $60,750, $10,000 and $10,000, respectively, were recorded in connection with the transaction. The Louisville store was closed in January 2000 and the customer database was transferred to the other Company stores.

         On September 22,2000, we signed a License and Supply Agreement with Advanced Tissue Sciences, Inc., a Delaware Corporation ("ATS"), which gave Biozhem the exclusive right to market skin care products containing ATS' Nutrient Solution NouriCel in the Direct Response market for a period of ten years providing that certain sales goals are reached. Under this agreement, ATS will provide its nutrient solution, NouriCel(TM), to us for use in our RevitaCel product line. We will also pay to ATS aroyalty and periodic milestone payments that are dependent on achieving certain annual and cumulative sales levels. We contracted with DermTech International, a San Diego based independent lab, to conduct detailed human efficacy and results testing.

         Biozhem engaged Script-to-Screen, a full-service production company specializing in direct response television, to assist in the production of a 30-minute infomercial. The actress Lindsay Wagner was signed as the celebrity host of the infomercial, which was tested beginning in late November 2001 and aired nationally beginning in January, 2002. In addition to the infomercial, we plan to sell the product through a number of direct response channels, including cable shopping networks, Biozhem-branded or co-branded web sites, direct mail and telemarketing.

Management Agreements
---------------------

         We entered into a management agreement in 1999. This Agreement (the "Agreement") was effective as of July 14, 1999 (the "Effective Date") by and among One World Network Integrated Technologies, Inc., a Nevada corporation (or any affiliate thereof) (collectively "OWN"), and the Company. OWN was engaged by the Company to exclusively provide and perform for and on behalf of the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. OWN was in charge of marketing and distribution activities on behalf of the Company. OWN was responsible for all sales activities including determining which products to market, selling prices, target customers, selecting distribution methods and procedures and advertising activities. OWN was entitled to a reimbursement of expenses for its services and a management fee of 40% of pre-tax net income, if any, for each year during the five-year term.

         On the closing date and continuing thereafter, we issued to OWN warrants which contained cashless exercise provisions and protection against stock split/reverses and had a term of five years from their respective dates of issuance. The Warrants were to be issued as follows:

(i) 1,000,000 Class A Warrants to purchase one share of Company's common stock at an exercise price of $.70 or the average of the closing price as quoted on the principal exchange for which the Company's shares trade for the five (5) day period immediately preceding the date of the execution of the agreement;

(ii) For each $400,000 in cumulative Pre-Tax Net Income that was generated by the Company during the term, OWN was to receive 500,000 Class B Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 per share, up to a maximum of 22,000,000 Class B Warrants;

(iii) 1,000,000 Class C Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 upon the completion during the term of a strategic alliance, endorsement deal or product acquisition, the result of which, in combination with other activities of the Company, increase the market capitalization of the Company by at least $10,000,000, such determination to be based upon a six (6) month average before and after said transaction of the daily closing prices as quoted on the principal exchange for which the Company's shares trade;

(iv) 1,000,000 Class D Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 upon the attainment during the term of the first two consecutive quarters of Pre-Tax Net Income of more than $60,000 per quarter; and

(v) 1,000,000 Class E Warrants to purchase one share of the Company's common stock at an exercise price of $1.50 per share if the Company, during any consecutive six (6) month period (or less) attains gross revenues of at least $8,000,000, provided that no Class E Warrants shall be issued if the Company does not have after tax net income from operations during such period; and provided further, a maximum of 3,000,000 Class E Warrants shall be issued under this subparagraph.

         As of September 30, 1999, we issued 1,000,000 Class A Warrants to purchase shares of our common stock at $0.56 per share. No additional warrants were earned by OWN under the Agreement.

        Upon closing of the transaction, OWN made available to us a loan of up to $50,000 to cover operational cash flow needs. The loan had an interest rate of 10% for a one-year period. If the note was not repaid at maturity it could be repaid with common stock of the Company valued at $.37 per share, with piggyback registration rights. In addition, OWN agreed to assist our advisors, and us and on a best efforts basis and on terms mutually agreed upon, in arranging for $200,000 in new equity. The balance on the note was $42,177 at September 30, 1999.

        Concurrently with the closing of the transaction on July 14, 1999, Mr. Hernand and Mr. Reyff, Sr. resigned from the Board of Directors of the Company. The vacancies created thereby were to be filled, as soon as practicable, by two new outside directors acceptable to OWN and the remaining directors. At any subsequent time, OWN would have had the right to designate two (2) additional nominees, and the Company would be obligated to cause the directors to increase the size of the Board to seven members and appoint the two persons designated by OWN to fill the vacancies so created, and such directors would serve until the next meeting of shareholders of the Company at which directors are elected. Upon termination of the Agreement, all directors elected by or through OWN, if any, would resign effective immediately.

         In October 1999, we amended the Agreement. As part of the amendment, OWN agreed to increase its loan available to the Company to $100,000 and to purchase 127,844 shares common stock for $66,500. The parties opted thereafter to offset the monies owed by OWN with monies owed by the Company. In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $0.56 to $0.15 per share.

        On May 1, 2000, due to a lack of management attention to the business by OWN we terminated the Agreement with OWN. In connection with the termination, OWN agreed to exercise 958,521 shares of Class A Warrants for $175,000 in cash and $51,569 in expense reimbursements and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for a guaranteed royalty of $40,000 which was recorded as income.

           On September 22, 2000, we entered into a management agreement with Beauty Resource, Inc., a Nevada corporation ("BR"). BR was engaged by the Company to provide and perform for the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. BR personnel were assigned to manage the day-to-day activities of the Company.

          BR supervised the bookkeeping and accounting services for and on behalf of the Company. BR was responsible for all marketing, distribution activities on behalf of the Company including, but not limited to, determining which products to market, sales prices, target markets and customers, selecting distribution methods and procedures and advertising activities. Additionally, BR was responsible for all other administrative functions of the Company including, without limitation, hiring and personnel matters, compensation arrangements with employees of the Company, selecting outside advisors and consultants to the Company, choosing vendors and suppliers, selecting and negotiating banking relationships and all other normal and customary activities associated with operating a business.

          BR was entitled to a reimbursement, which was a payment of $15,000 per month. In addition, commencing April 1, 2001 and continuing on the first day of each quarter thereafter during the remaining term of the agreement, the Company agreed to pay BR a fee in the amount of 0.5% of the sales (net of returns and allowances) of the Company for the preceding quarter.

          Upon signing of the agreement, the Company awarded the new CEO options to purchase 100,000 shares of the Company common stock at an exercise price of $0.25 per share, to be exercised on or before September 30, 2003.

          In addition, as defined in the agreement, BR was entitled to performance options of up to 2,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain sales targets and 3,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain pre-tax net income levels. BR could earn cash bonuses of up to 5% of pre-tax net income based on achieving certain ratios of pre-tax net income to sales. BR earned no such options or cash awards.

         On May 24, 2001, the Board of Directors determined that BR was not adequately managing the business and decided that it was necessary to assume all functions and duties of BR under the Agreement. On August 13, 2001, the Company and BR agreed to cancel the agreement and the Company agreed to pay BR the sum of $100,000 and to issue BR 337,500 shares of our common stock.

       On April 10, 2002, we entered into a Management Service Agreement ("Agreement") with Thane International Inc. ("Thane"), which grants Thane the exclusive rights to manage directly, or through the use of agents or sub-contractors, all aspects of the worldwide marketing, sale and distribution of the Company's RevitaCel System, in exchange for a management fee equal to seven percent (7%) of the gross sales revenue. Thane will finance certain of the Company's marketing, sales and distribution costs through advance payments as described in the Agreement. All revenues, costs, inventories, accounts receivables and profits generated from Thane's management services will remain the sole property of Biozhem. The initial term of the agreement is one year and shall automatically renew except under certain conditions. Biozhem has the right to terminate the agreement if certain minimum payments are not made. Thane has the right to terminate the agreement under certain circumstances, including the ability to terminate if certain reasonable financial returns are not achieved.

Liquidity
---------

         The Company has recently experienced severe liquidity shortages. Principal contributing factors to the deterioration of the Company's liquidity and capital position have been the following: (1) an aggressive restructuring, marketing campaign and dramatic increase in operational expenses to support the growth in revenues. The sales growth rate was 391.6% for the six-month period and 770.3% for the three-month period ended March 31, 2002, respectively, versus the same periods ended March 31, 2001. (2) Front-end costs of successfully launching its national television infomercial featuring a breakthrough anti-aging skin care line promoted by the award winning actress, Lindsay Wagner. Cash at March 31, 2002, was $74,792 compared to $556,179 as of September 30, 2001. Current liabilities exceeded current assets by $1,509,624 at March 31, 2002.

         At March 31, 2002, the Company's ending inventory balance increased by $366,525 over the balance as of September 30, 2001, due primarily to increased consumer demands of a successful national television infomercial launch featuring the Company's RevitaCel(TM) skin care line.

         Accounts payable and accrued liabilities increased from $344,566 as of September 30, 2001 to $879,261 as of March 31, 2002. Accrued royalties payable were $526,104 and accrued sales return expense was $154,880 for the first six months ended March 31, 2002. Short-term notes payable increased $503,701. The primary reason for the increases in the liability categories was to support the launch of the national infomercial and increase in inventory to accommodate the growth in sales demand for the Company's product line.

         Cash used in operating activities was $1,991,602 for the year ended September 30, 2001 and $418,613 for the year ended September 30, 2000. As a result of these negative cash flows and the Company's recurring losses, the Company's independent certified public accountants have stated in their report included in this Form 10-KSB, that these conditions raise substantial doubt about the Company's ability to continue as a going concern.

         In October 1999, the Company amended its contract with OWN and issued 127,844 shares of stock for the conversion of $66,500 in debt. OWN agreed to increase its loan available to the Company to $100,000. In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $.56 to $.15. On May 1, 2000, the Company terminated its contract with OWN. In connection with the cancellation, OWN agreed to exercise 958,521 Class A Warrants for $175,000 and $51,569 in expense reimbursement and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for $40,000.

         On May 4, 2000, the Company sold 400,000 shares of common stock to a third party for cash of $50,000. In conjunction with this sale, warrants to purchase 400,000 shares of the Company's common stock were granted to this third party as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

         In September 2000, the Company committed 36,000 shares in payment of consulting fees of $9,000 and 45,000 shares for payment of directors' fees of $11,250.

         In fiscal 2000, the Company granted 1,608,000 options to consultants, valued at $368,000. The fair value of each non-Plan option granted was estimated using the Black-Scholes option-pricing model.

         Pursuant to private placement memorandums, the Company issued 11,510,370 shares (including 189,370 shares issued to finders) and committed to issue an additional 400,000 shares for proceeds to the Company of $2,699,350 (net of issuance costs of $297,271) during the year ended September 30, 2001.

         During the years ended September 30, 2001 and 2000, the Company issued 95,911 and 103,135 shares of stock, respectively, for transactions that were recorded in the Company's fiscal 2000 and 1999 financial statements. The value of such shares was previously recorded as shares subscribed; therefore, the issuances had no net impact on operations or equity.

         The Company issued 534,500 shares of common stock for services valued at $243,928 during the year ended September 30, 2001. Shares were valued at the estimated market value at date of issuance (based on the closing price of the Company's common stock).

         During the year ended September 30, 2001, the Company defaulted on $150,000 of stockholder notes and accrued interest payable. According to the note agreement, the holder of the note had the right upon default to convert all unpaid principal and accrued interest into common stock of the Company at a conversion price of $0.125 per share. Further, upon conversion, the note holder would also be granted warrants to purchase additional shares (equal to the number shares converted) at an exercise price of $0.25 per share for a period of three years. The Company has recorded the value of the beneficial conversion feature and the related warrants in fiscal 2001 when the conversion feature was no longer contingent on a future event. The combined value of the beneficial conversion feature and the related warrants was $150,000 which was recorded to additional paid-in capital and interest expense. As a result, the Company issued 1,200,000 shares of common stock at $0.125 per share and warrants to acquire an additional 1,200,000 shares of common stock at $0.25 per share. This default did not effect the repayment terms of any other notes payable.

         In addition, during the year ended September 30, 2001, the Company issued 51,912 shares of common stock to convert another note payable totaling $12,978 at $0.25 per share. There was no beneficial conversion associated with this note payable.

         During 2001, under the 1998 Stock Option Plan, the Company granted options to purchase 125,000 shares at an exercise price of $0.42 to an employee. The options vest over a period of three years and expire in ten years.

         During the year ended September 30, 2001, the Company granted non-Plan options to purchase 1,000,000 shares at an exercise price of $0.25 to its directors, which was recorded as compensation expense of $260,000 as the option price was less than market fair value on the date of grant.

         In fiscal 2000, the Company granted 1,608,000 non-Plan options at an exercise price of $0.25 per share to consultants, valued at $368,000. In fiscal 2001, the Company granted 1,850,000 non-Plan options at an exercise price of $0.25 per share to consultants, valued at $809,000. The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model.

         In January 2001, the Company issued 25,000 warrants with an exercise price of $0.25 per share to an unrelated third party for interest on a note payable. The estimated fair value of these warrants totaled $6,250 and has been expensed during the year.

         During the year ended September 30, 2001, the Company granted 245,000 warrants with an exercise price of $0.25 per share for services rendered, valued at $99,300.

         During the three-month period ended December 31, 2001, the Company issued 400,000 shares of common stock to third parties for transactions that were recorded in the Company's September 30, 2001 financial statements. The value of such shares was recorded previously as shares subscribed; therefore, the issuance had no net impact on operations or equity.

         Pursuant to a private placement memorandum dated September 3, 2001, the Company issued 200,000 shares of "restricted" common stock valued at $0.25 per share to an outside investor for total proceeds to the Company of $45,000 (net of issuance costs of $5,000) during the three-month period ended December
31, 2001.

         Pursuant to a private placement memorandum dated January 2, 2002, the Company issued 1,436,000 shares of "restricted" common stock valued at $0.25 per share to outside investors for total proceeds to the Company of $359,000 during the seven-month period ended April 30, 2002. In conjunction with this sale, warrants to purchase 1,336,000 shares of the Company's common stock were granted to these investors as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

         In April 2002, the Company issued 600,000 non-Plan options at $.25 per share to an employee.

         During the six-month period ended March 31, 2002, the Company entered into notes payable with a shareholder for $500,000, maturing through April 2, 2002. Interest is calculated at 5 percent due upon the maturity date of the notes. If any payment is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately and can be converted to common stock at a conversion price of $0.125 per share at the option of the lender. In May 2002, $75,000 of the notes was converted into 600,000 shares of Biozhem stock and the remaining $425,000 in notes was extended to November 30, 2002.

         During the three month period ended June 30, 2002, the Company received a total of $600,000 as an execution advance against future net revenue compensation under its Management Agreement with Thane International.

        The Company must still rely primarily on operating cash flow and cash management to sustain its operations. If management cannot achieve its 2002 operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to reduce expenses or undertake other actions as may be appropriate.

         The Company's continued existence is dependent upon its ability to obtain additional financing and to achieve its 2002 operating plan which contemplates revenue and cash flow in excess of 300% of fiscal 2001 levels through the successful launch of its infomercial beginning in January, 2002. There can be no assurances that the Company will be successful in these regards. The Company believes that it has sufficient cash to fund operations through September 30, 2002.

                                                      Year Ended September 30
                                                  ------------------------------
                                                      2001             2000
                                                  -------------    -------------
Balance Sheet:
 Assets                                           $  1,174,434     $    391,672
 Liabilities                                           354,727          579,080
 Stockholders' Equity                             $    819,707     $   (187,408)

Net Sales                                         $    636,586     $    726,736
Other Income                                            13,497           44,221
                                                  -------------    -------------
 Total Revenue                                         650,083          770,957
 Total Expenses                                      4,073,773        1,781,313
                                                  -------------    -------------
Net Loss Attributable to Stockholders             $ (3,423,690)    $ (1,010,356)

Net Loss Per Common Share                         $      (0.22)    $      (0.12)

Weighted average number of common shares            15,779,337        8,711,648
  outstanding

Operations - 2001 Compared to 2000
----------------------------------

         Biozhem incurred a net loss of $3,423,690 in 2001 compared to a net loss of $1,010,356 in 2000.

         Due primarily to decreasing customer base for the Biozhem skin care line, net sales in 2001 decreased $90,150 or 12% compared to sales in 2000. One Company-owned store was closed in March 2000. Average monthly sales per Company-owned store in operation during the entire fiscal year dropped to $10,977 in 2001 compared to $11,236 in 2000.

         Gross profit in 2001 decreased by $43,806 or 8% as compared to the corresponding amount for 2000. Gross profit as a percentage of net sales increased to 76% in 2001 from 73% in 2000 due to a small decrease in product costs.

         Selling, general and administrative expenses increased by $1,918,204, or 130%, in 2001 as compared to 2000. These increased costs were primarily associated with the addition of the RevitaCel line, increased management expenses required by the infomercial planning and production, and the $972,000 increase in fiscal 2001 over 2000 for the options and shares provided to consultants and employees. Advertising expense increased by $117,330 to $145,187 in 2001 due to costs incurred introducing the new RevitaCel line.

         Depreciation decreased in 2001 by $3,211 as compared to 2000 and amortization decreased by $6,832 primarily due to the increasing age of the stores.

         Interest expense increased by $151,331 in 2001 as compared to 2000 due primarily to the non-cash expense of $150,000 which was recorded on the beneficial conversion of notes payable.

         At September 30, 2001, the Company had federal and state net operating loss carryforwards of approximately $8,100,000 and $4,080,000, respectively. If not used to offset future taxable income, these loss carryforwards will expire between 2002 and 2021. Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a prescribed testing period. Equity transactions in the past may have resulted in such a change and would likely result in a limitation of the amount of net operating loss that may be used annually. Further, the limitation may render a substantial portion of the Company's net operating loss carryforwards unusable. Based on numerous factors but not limited to the Company's historical losses, management believes that it cannot demonstrate that it is more likely than not that it will fully realize all of the benefits of deferred tax assets existing at September 30, 2001. Accordingly, a valuation allowance has been provided for the full amount of the Company's deferred tax assets.

         As of September 30, 2001, due to continuing losses, the board of directors of the Company entered into a plan to restructure its operations by phasing out retail stores and servicing its clientele through direct sales. As a result, the Company recognized a restructuring charge of $279,312, consisting of the write-down of goodwill on acquired retail stores to be closed ($216,922) and the present value of non-cancelable future retail store lease payments ($62,390).

                                                    March 31,        Sept. 30,
                                                      2002             2001
                                                      ----             ----
                                                  (unaudited)
Balance Sheet:
 Assets                                           $    618,170     $ 1, 174,434
 Liabilities                                         2,074,107          354,727
 Stockholders' (Deficit) Equity                   $ (1,455,937)    $    819,707

                                                                  March 31, 2001
                                                    (6 months)      (6 months)
                                                  -------------    -------------
Net Sales                                         $  1,807,523     $    367,698
Other Income                                                --            9,714
                                                  -------------    -------------
  Total Revenue                                      1,807,523          377,412
  Total Expenses                                     4,325,667        1,152,999
                                                  -------------    -------------
Net Loss Attributable to Stockholders             $ (2,518,144)    $   (775,587)

Net Loss Per Common Share                         $      (0.11)    $      (0.06)

Weighted average number of common shares            23,253,818       12,576,497
 outstanding

Operations - March 2002 Compared to March 2001
----------------------------------------------

         Net sales for the six-month period ended March 31, 2002 were $1,807,523 compared with net sales of $367,698 for the period ended March 31, 2001, an increase of 391.6%. The increase in net sales was due primarily to the success of the national infomercial launch featuring the Company's RevitaCel(TM) skin care system.

         Gross margin increased $622,325 for the six-month period ended March 31, 2002. Gross margin as a percent of sales decreased to 49.4% compared to 73.6% for the six-month period ended March 31, 2001 due primarily to front-end promotional infomercial pricing, incentives and accrued royalty costs.

         Selling, general and administrative expenses decreased $37,028 for the six-month period ended March 31, 2002 compared with the six months ended March 31, 2001 due primarily to the elimination of overhead and selling expenses associated with the now closed retail stores and kiosks.

         The Company increased its advertising expenditures during the six months ended March 31, 2002 compared with the six months ended March 31, 2001 from $13,506 to $2,447,678 to support the launch of the national television infomercial.

         As a result of the above, the net loss for the six-month period ended March 31, 2002 was $2,518,144 ($.11 per share) compared with a net loss of $775,587 ($.06 per share) for the six-month period ended March 31, 2001. The Company's sales would have been higher for the quarter ended March 31, 2002; however, due to a vendor related manufacturing problem, some shipments were delayed until the following quarter.

         The Company's infomercial sales model requires front-end media purchases and product pricing incentives, resulting in less profitability on the initial customer sale. Thereafter, the sales are derived from continuity reorders and a large, growing customer base for "up-sells" of existing and new product releases under the Biozhem brand, that do not require ongoing infomercial media costs.

                          ABOUT BIOZHEM COSMECEUTICALS
                          ----------------------------

SUMMARY

         We are a Texas corporation, which commenced operations in 1984. We are a direct marketer of premium quality bioengineered and botanically based skin care products for women and men. We market our proprietary line of advanced skin care products under the brand names Biozhem(TM) and the RevitaCel System(TM) through a national direct response television (infomercial) campaign, our Customer Care Center telemarketing operation, and a website. Our products are manufactured to our specifications by several companies.

         Biozhem employs 7 full-time and 1 part-time and 2 personnel. Two of these individuals are officers of the Company.

         As of September 30, 2001, because of continuing losses we entered into a plan to restructure our operation through the phasing out of our retail presence by closing the Company's owned stores and servicing our clientele through the Biozhem Customer Care Center and our developing Biozhem e-commerce website. We sell our RevitaCel System products primarily through a national infomercial. The Company anticipates expanding into international markets in mid 2002 through established direct response marketing channels.

         On September 22, 2000, we entered into a Supply & License Agreement with Advanced Tissue Sciences, Inc., a Delaware corporation ("ATS"), (NASDAQ:ATIS), which grants us the exclusive rights to become the sole, worldwide direct response marketing partner for an ATS nutrient solution, NouriCel(TM). We will use NouriCel in our RevitaCel product line. The exclusive rights are for ten years, providing that certain sales goals beginning at $15,000,000 per year and increasing to $100,000,000 per year in the sixth year are reached. We will pay to ATS a minimum royalty of 10% of gross sales up to $50,000,000 per year and increasing to 13% of gross sales over $100,000,000 per year. We will also pay periodic milestone payments beginning at $1,000,000 for the first $10,000,000 in gross sales and continuing until cumulative gross sales levels reach the $1,000,000,000 level. On January 1, 2002, due to changes in development timelines, the Company and ATS amended the Agreement to change the first contract year to the period from January 1, 2002 until December 31, 2002, to delay the payment of the first milestone payment of $1,000,000 to November 30, 2002 and to increase the annual minimum exclusivity threshold royalty payment in contract year one from $1,500,000 to $2,000,000. Additional milestone payments and increased royalty minimum payments in future years are outlined in the Agreement. During the six-month period ended March 31, 2002, we recorded $500,000 in royalty expense pursuant to the Agreement.

         We will sell the RevitaCel System, which incorporates ATS' Nutrient Solution, NouriCel, through a number of direct response channels, including infomercials, cable shopping networks, Biozhem-branded or co-branded websites, direct mail and telemarketing. We engaged Script to Screen, a full-service production company specializing in direct response television to assist in the production of a 30-minute infomercial. The actress Lindsay Wagner was signed as the celebrity host of the infomercial. The infomercial was completed in November, 2001 and was aired on a test basis in November and December. The infomercial was aired nationally beginning in January, 2002. The sales growth rate was 770% for the three-month period ended March 31, 2002, versus the same period ended March 31, 2001.

         During the fiscal year ended September 30, 2000, we operated seven Company-owned retail stores under the name Biozhem Skin Care Center, two of which were closed by September 30, 2000. In 2000 essentially all sales were made through Company-owned retail stores. During the fiscal year ended September 30, 2001, we made all sales through the five stores open at that time. Due to continuing losses in the stores and the opportunity to air a national infomercial, the board of directors of the Company, on September 30,2001, entered into a plan to restructure its operations by phasing out retail stores and servicing its clientele through direct sales. Since September 30, 2001, we have closed all five stores. The locations (with opening and closing dates) of these Company-owned and operated retail stores are:

                Dallas, Texas (March 1991)(closed November 2001)
                Phoenix, Arizona (March 1992)(closed December 2001)
                Denver, Colorado (March 1993)(closed in February 2002) Santa Ana, California (February 1997)(closed October 2001) San Diego, California (February 1997)(closed November 1999) Tulsa, Oklahoma (July 1997)(closed November 2001)
                Oklahoma City, Oklahoma (July 1997)(closed March 2000)

        As a result of the decision to close the stores, the Company recognized a restructuring charge of $279,312, consisting of the write-off of intangibles related to acquired retail stores to be closed ($216,922) and the present value of future non-cancelable retail store lease payments ($62,390).

         On September 22, 2000, we entered into a Management Agreement ("Agreement") with Beauty Resource, Inc. ("BR"). We engaged BR to provide and perform all management services reasonably necessary for the proper operation of the Business during the five-year term of the Agreement. We agreed to pay or grant to BR, as compensation for the services it provided to the Company pursuant to the Agreement, a Management Fee and other consideration based upon attaining certain profit and revenue levels. On May 24, 2001, the Board of Directors determined that BR was not adequately managing the business and decided that it was necessary to assume all functions and duties of BR under the Agreement. On August 13, 2001, Biozhem and BR agreed to cancel the Agreement and we agreed to pay BR the sum of $100,000 and to issue BR 337,500 shares of Biozhem common stock

         On April 10, 2002, we entered into a Management Service Agreement ("Agreement") with Thane International Inc. ("Thane"), which grants Thane the exclusive rights to manage directly, or through the use of agents or sub-contractors, all aspects of the worldwide marketing, sale and distribution of the Company's RevitaCel System, in exchange for a management fee equal to seven percent (7%) of the gross revenue of sales. Thane will finance certain of the Company's marketing, sales and distribution costs through advance payments as described in the Agreement. All revenues, costs, inventories, accounts receivables and profits generated from Thane's management services will remain the sole property of Biozhem. The initial term of the agreement is one year and shall automatically renew except under certain conditions. Biozhem has the right to terminate the agreement if certain minimum payments are not made. Thane has the right to terminate the agreement under certain circumstances, including the ability to terminate if certain reasonable financial returns are not achieved.

COMPETITION

         Biozhem competes with a large number of companies and product lines in the markets in which its products are sold. Firms compete in the direct response market by securing products which will interest infomercial customers, producing an eye-catching infomercial and then securing competitive rate airtime. Many competitive companies are well established and have research, financial and manufacturing capabilities and other resources substantially greater than those of Biozhem. Retail skin care competition consists of major cosmetic companies such as Estee Lauder, Clinique and Lancome and national retailers such as Body Shop. We will compete with several companies in the infomercial market that have much more experience and more proven successes than we do. These companies are larger and have significantly greater financial resources than Biozhem. We will compete directly with Gunthy Renker and their beauty product infomercials.

  GOVERNMENT REGULATIONS

         We and our products are subject to regulation by the Food and Drug Administration and the Federal Trade Commission in the United States, as well as various other Federal, state, local and international regulatory authorities. Such regulations relate principally to the ingredients, labeling, packaging and marketing of our products. We believe that we are in compliance with such regulations. Our formulations are manufactured and packaged by non-affiliated companies that manufacture products in compliance with such regulations. However, the extent of potentially adverse governmental regulations, which might arise from future legislation or administrative action, cannot be predicted.

                                   Management
                                   ----------

         The Directors and Executive Officers of the Company are listed below, together with brief accounts of their business experience and certain other information.

Board of Directors
------------------

      Name                     Age    Present Office or Position       Year First Elected Director
      ----                     ---    --------------------------       ---------------------------
James S. Chapin                 44    Chairman of the Board and CEO             2001
Stan R. Wylie                   59    Director and  Secretary                   1995
Lawrence A. Rheins, Ph.D.       46    Director                                  2001
David M. Lewis                  48    Director                                  2001
Dean J. Hastas                  42    Director                                  2001

Officers
--------

Marti Wolf                      60    President

Chairman of the Board  - James S. Chapin
----------------------------------------

         Mr. Chapin was co-founder of SierraSilicon, a corporate financial consulting firm headquartered in Northern California. He has been a principal in that business since June, 1998. The mission of SierraSilicon is to assist early and second stage companies with a wide-range of business services that include business plan preparation, corporate strategy refinement and fund raising. He has contacts in Silicon Valley and throughout the United States that specialize in funding projects that require $5 million to $50 million.

         Mr. Chapin spent five years with International Business Machines in Farmington, Connecticut in various executive positions, followed by ten years in the investment securities industry with Smith Barney and Tucker Anthony in Hartford, Connecticut. In 1994, he was recruited by publicly traded, Brush Creek Mining and Development Co., Inc., Grass Valley, California, and served as its CEO and Chairman until May 1998. During his tenure, Mr. Chapin was successful in raising approximately $15 million of equity financing, negotiating a significant joint-venture agreement and steering the company through a variety of hurdles created by a previous management. Mr. Chapin graduated from Trinity College in Hartford, Connecticut and attended MBA courses at the University of Hartford and the University of Connecticut. He also attended the Executive MBA Program at the Tuck School at Dartmouth. He was appointed CEO on February 1, 2002.

Director and Secretary  - Stan R. Wylie
---------------------------------------------------------------

         Mr. Wylie has been a director of Biozhem since December 1995. Since March 1995 he has been a self employed financial consultant. Mr. Wylie was employed from 1992 to 1995 by several related technology companies located in Houston and Dallas areas. He holds an MBA Degree from Michigan State University, has over thirty years of experience as a Certified Public Accountant and in financial management positions in marketing, manufacturing, contracting and service companies. He was Chief Financial Officer of the Company from 1986 to 1991 during which time he managed its Initial Public Offering. He assumed the title of Chief Financial Officer again in September 2000 and served until February 28, 2002.

Director - Lawrence A. Rheins, Ph.D.
------------------------------------

         Dr. Rheins is founder and Executive Vice President of DermTech International, a comprehensive skin-testing laboratory that focuses on testing dermatology, cosmetic and personal care products. He has been Executive Vice President since 1999 and served as President and CEO from 1996 to 1999. He has over two decades of experience in clinical toxicology, immunology, dermatology and in vitro toxicology alternatives. Among his previous appointments, Dr. Rheins served as Executive director of In Vitro technology at Advanced Tissue Sciences and as Manager of Proctor & Gamble's Professional and Regulatory Services Skin Care Division. He was also Director of Clinical Safety and Toxicology at Hill Top Research, Inc. He received his Ph.D., M.S. and B.S. from the University of Cincinnati.

Director - David M. Lewis
-------------------------

         Mr. Lewis was the co-founder served as CEO of Jupiter Power International Inc. from 1996 to 2000. Jupiter, a publicly traded company that specialized in the production of electricity, concluded a number of joint ventures to install and operate power projects in Asia, the largest of which stemmed from the formation of a 50% owned subsidiary in Cambodia with Caterpillar Power Ventures Inc. Jupiter Power International recently merged with Maxim Power Corp., a Canadian Venture Exchange corporation.

Director - Dean J. Hastas
-------------------------

         Mr. Hastas has been employed since 1992 at Adelphia Communications (one of the world's largest cable companies), where he is currently a Senior Systems Analyst. In addition, he is the CFO of Investrak LLC(TM) where he designed and developed a software application that tracks stocks, bonds and mutual funds. Investrak is used by brokerage houses, accountants and day traders, and has received several industry awards.

President - Marti Wolf
----------------------

         Ms. Wolf was elected President of the Company on July 14, 1999. Prior to joining Biozhem, Ms. Wolf was president of MW Consulting Group, a marketing strategies and development firm, from 1997 to 1999. She also served as Executive Vice President for Los Angeles-based Kent & Spiegel Direct, a national marketing firm specializing in direct response television, from 1990 to 1997. As head of one of their largest divisions, she was responsible for seven $100+ million infomercial rollouts.

                             Executive Compensation
                             ----------------------

         It is not anticipated that the Company will pay any cash remuneration to its directors. The Company may offer stock and or options to attract and retain directors. As of September 30, 2001, aggregate annual cash remuneration paid by the Company to the persons who are officers of the Company and all such officers and directors of the Company as a group is as follows:


                                      Summary Compensation Table

                                   Annual                      Long-Term
                                   Compensation               Compensation

                                                                            Restricted    Shares
Name and Principal                 Fiscal                       Other         Stock     Underlying
Position                            Year     Salary   Bonus  Compensation**   Awards      Options
--------------------------------- --------- -------- ------- -------------- ---------- --------------
James S. Chapin (1)                2001          $ 0   $  0     $     0       $    0      500,000
Chairman of the Board

John C. Riemann  (2)               2001          $ 0   $  0     $ 2,750       $    0      125,000
Chief Executive Officer

Marti Wolf                         2001     $100,000   $  0     $     0       $    0      125,000
President

Stan Wylie                         2001          $ 0   $  0     $ 2,750       $    0      125,000
Chief Financial Officer

John C. Riemann                    2000          $ 0   $  0     $ 3,750       $    0      250,000
Chairman of the Board and
Chief Executive Officer

Marti Wolf                         2000     $100,000   $  0     $     0       $    0            0
President

Stan Wylie                         2000          $ 0   $  0     $ 3,750       $    0      200,000
Chief Financial Officer

John C. Riemann                    1999     $ 79,167   $  0     $ 2,375       $    0            0
Chairman of the Board and
Chief Executive Officer

(1) Received an additional 1,000,000 options for consulting services prior to becoming Chairman of the Board on August 28, 2001.

(2)      Resigned as CEO and Chairman of the Board on August 28, 2001.

** On August 28, 2001, 11,000 shares of the Company's common stock valued at $.25 per share were committed to be issued in lieu of cash payment for director's fees. On September 30, 2000, 15,000 shares of the Company's common stock valued at $.25 per share were committed to be issued in lieu of cash payment for director's fees. On September 30, 1999, 6,419 shares of the Company's common stock valued at $.37 per share were issued in lieu of cash payment for director's fees.

Stock Options Granted in Fiscal 1999, 2000 and 2001

          The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the fiscal years ended September 1999, 2000 and 2001.

                                    Options Granted

                                   Individual Grants

                                  Number of      Percent of Total
                                  Securities     Options Granted
                                  Underlying     To               Exercise or
                        Fiscal    Options        Employees in     Base Price    Expiration
Name                    Year      Granted        Fiscal Year      ($/Sh)          Date
----                    ----      -------        -----------      ------          ----
John C. Riemann         1999           0               0           $   0
Stan Wylie              1999           0               0           $   0

John C. Riemann         2000     250,000           41.1%           $0.25         12/31/03
Stan Wylie              2000     200,000           32.9%           $0.25         12/31/03
Marti Wolf              2000           0               0           $   0

John C. Riemann         2001     125,000           14.3%           $0.25          6/30/04
Stan Wylie              2001     125,000           14.3%           $0.25          6/30/04
Marti Wolf              2001     125,000           14.3%           $0.42           1/1109
James S. Chapin         2001     500,000           50.1%           $0.25          9/17/06

Stock Options Exercised in Fiscal 2001; Fiscal Year-End Values

         The following table sets forth certain information as to each exercise of stock options during the year ended September 30, 2001, by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

                       Aggregated Options Exercises in Fiscal 2001 and Year-End Option Value

                          Number of Securities                            Value of Unexercised
                          Underlying Unexercised                          In-the-Money Options

              Shares                   Options at                         at
              Acquired                 September                          September 30,
                                       30,2001                            2001
              On          Value
Name          Exercise    Realized     Exercisable     Unexercisable      Exercisable       Unexercisable
----          --------    --------     -----------     -------------      -----------       -------------
John C. Riemann  -0-          -0-             600,000         -0-                 $216,750         -0-
Stan Wylie       -0-          -0-             425,000         -0-                 $166,000         -0-
Marti Wolf       -0-          -0-              50,000        75,000                $13,500      $20,250
James S. Chapin  -0-          -0-           1,500,000         -0-                 $660,000         -0-

                            Compensation of Directors
                            -------------------------

         Beginning October 1, 1998, all directors were paid $3,000 per year. Each year this amount was paid in stock in lieu of cash based on the closing price of the stock on the date the stock was issued. On September 1, 2001, the Board of Directors changed this policy and the new outside directors, appointed on August 28, 2001, each received a one-time award of 200,000 options to purchase common stock at $0.25 per share, expiring September 17, 2006.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

         The following tables sets forth, as of September 30, 2001, the name, number of shares of common stock, options, warrants and rights owned of record by each person or entity who owns more than five percent (5%) of the outstanding shares of any class of securities or is a director or officer of the Company, and the number of shares owned by all officers and directors as a group, together with percentage holdings of such shares.

               Name and               Number of Shares
Title of      Address of                  Owned                   Percent of
 Class         Owner                   Beneficially                 Class
 -----         -----                   ------------                 -----

       (1) Each of the persons who are officers and directors:

Common     James S. Chapin          1,500,000 shares (a)              5.8%
           13000 Echo Glen Rd
           Grass Valley, CA 95945

Common     Stan R. Wylie              583,925 shares (b)              2.3%
           15306 Quiet Creek
           Houston, TX 77095

Common     Lawrence A. Rheins, PhD    200,000 shares (c)              0.8%
           165 Calle Del Rancho
           Escondido, CA 92025

Common     David M. Lewis             840,000 shares (d)              3.3%
           6719 Larch Ct. S.W.
           Calgary, Alberta
           Canada T3E6E9

Common     Dean J. Hastas             234,600 shares (e)              0.9%
           421 2nd Ave.
           Olean, NY 14760

Common     Marti Wolf                 125,000 shares (f)              0.5%
           25651 Atlantic Ocean Dr.
           Lake Forest, CA 92630

       (2) All officers and directors as a group:

Common                              3,483,525 shares                 13.6%

       (3) Each shareholder who owns more than 5% of any class of the Company's stock including those shares subject to outstanding options:

Common     John C. Riemann          1,452,732 shares (g)              5.7%
           19641 Descartes
           Foothill Ranch, CA 92610

Common     Clifford N. Fowler       2,592,856 shares (h)             10.1%
           3113 Professional Dr #5
           Auburn, CA 95603

Common     Ilse Rickert             2,500,000 shares                  9.7%
           Dorfstrasse 42
           Willingrande 24626, Germany

(a) Includes 1,500,000 options which are exercisable as of the date of this prospectus
(b) Includes 425,000 options which are exercisable as of the date of this prospectus
(c) Includes 200,000 options which are exercisable as of the date of this prospectus
(d) Includes 200,000 options and 100,000warrants which are exercisable as of the date of this prospectus
(e) Includes 200,000 options which are exercisable as of the date of this prospectus
(f) Includes 125,000 options which are exercisable as of the date of this prospectus
(g) Includes 600,000 options which are exercisable as of the date of this prospectus
(h) Includes 1,321,428 warrants which are exercisable as of the date of this prospectus

       (4) Options, warrants and rights: As of September 30, 2001, there were 7,882,697 shares of Common Stock granted as options and/or warrants to key officers and employees, consultants and other service providers of the Company.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

          We have made forward-looking statements in this prospectus. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believe," "expects," "anticipated" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, excluding those set forth in "Risk Factors" and elsewhere in this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         During the fiscal year ended September 30, 2001, the following were the only transactions or series of transactions with Biozhem in which the amount involved exceeded $60,000, and in which any of directors Chapin, Lewis, Hastas, Wylie, Rheins, Riemann and Goldsberry or members of their immediate families, had a direct or indirect material interest (and any proposed transactions of a similar type). James Chapin received $89,480 in cash as consulting compensation for his assistance in funding activities in fiscal 2001 prior to his appointment to the board of directors. During fiscal 2000, the Company borrowed funds from a shareholder. On June 30, 2001, stockholder notes totaling $150,000 were converted to equity with the issuance of 1,200,000 shares of the Company's common stock. As of September 30, 2001, all notes from stockholders were paid off. Interest expense (including $150,000 of non-cash interest recorded in fiscal 2001 upon the conversion of the notes) on these notes totaled approximately $151,890 and $18,600 for fiscal 2001 and 2000, respectively.


         During the fiscal year ended September 30, 2000, there were no transactions or series of transactions with Biozhem in which the amount involved exceeded $60,000, and in which any officers or directors Riemann, Wylie and Goldsberry or members of their immediate families, had a direct or indirect material interest (and any proposed transactions of a similar type). During fiscal 2000, the Company borrowed funds from a shareholder. On June 30, 2001, stockholder notes totaling $150,000 were converted to equity with the issuance of 1,200,000 shares of the Company's common stock. As of September 30, 2001, all notes from stockholders were paid off. Interest expense (including $150,000 of non-cash interest recorded in fiscal 2001 upon the conversion of the notes) on these notes totaled approximately $151,890 and $18,600 for fiscal 2001 and 2000, respectively.

         During the fiscal year ended September 30, 1999, the following were the only transactions or series of transactions with Biozhem in which the amount involved exceeded $60,000, and in which any of directors Riemann, Hernand, Wylie, Reyff, and Goldsberry or members of their immediate families, had a direct or indirect material interest (and any proposed transactions of a similar type). Mr. Riemann On July 14, 1999, JCR Enterprises, Inc., a company for which Mr. Riemann is president, agreed to cancel $112,844 in debt owed to it by the Company. In consideration, the Company issued 304,930 shares of the Company's common stock to JCR Enterprises, Inc. at a share price of $.37.

                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

         We are authorized to issue 10,000,000 shares of $1.00 par value Preferred Stock. There are no shares of Preferred Stock outstanding. The Company is authorized to issue 100,000,000 shares of $.001 par value Common Stock. As of May 31, 2002, there were 25,603,741 shares of Common Stock issued and outstanding. There were approximately 620 shareholders of record of the Common Stock.

COMMON STOCK. Holders of Common Stock are entitled to one vote per share on all matters subject to shareholder vote. The Common Stock has no preemptive, conversion, redemption, sinking fund or other subscription rights. All of the presently outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and non-assessable. Holders of Common Stock are entitled to receive dividends ratably, as the Board of Directors may declare from time to time out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company.

DIVIDEND RIGHTS. Holders of shares of Common Stock will be entitled to receive dividends ratably, when, as and if declared by the Board of Directors out of funds at the time legally available therefore. Declared dividends will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. The Company has never paid cash dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future since currently it intends to retain any earnings for use in its business. The payment of cash dividends in the future will depend on such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

VOTING RIGHTS. The holders of the Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote.

                            SELLING SECURITY HOLDERS
                            ------------------------

        We are registering all of the outstanding shares beneficially owned by the selling security holders listed in the table below except as footnoted. Therefore, the columns reflecting the number and % ownership after selling the related shares are excluded, as the amounts would be 0.

                                                        Beneficial Ownership Prior to Offering
                                                        --------------------------------------
                                                             Shares
                                                      Beneficial Ownership                       Shares to
         Name                                           Prior to Offering     Percentage         be Offered
         ----                                           -----------------     ----------         ----------
Robert Michael Albert                                        100,000               *               100,000
319273 Alberta LTD                                           200,000               *               200,000
Barbaranne Andersen (8)                                       10,000               *                10,000
Richard & Betty M. Azevedo                                   200,000               *               200,000
Tim Banghart                                                 240,000               *               240,000
David G. Bates                                                48,000               *                48,000
Beauty Resource, Inc. (5)                                    337,500             1.35%             337,500
Randall S. Benson                                             50,000               *                50,000
David Berglass (7)                                           125,000               *               125,000
Timothy A. Brant & Kay Brant, JTTEN (9)                      566,667             2.27%             566,667
Timothy A. Brant                                              50,000               *                50,000
Bridgewater Capital Corporation (10)                          25,000               *                25,000
Brian P. Burns                                               450,000             1.80%             450,000
Alan J. Bush                                                 100,000               *               100,000
Ted Bussey & Norma Bussey, JTTEN (11)                        503,334             2.01%             503,334
Mark W. Bussey                                               180,000               *               180,000
James Chapin (32)                                          1,500,000             5.90%             640,000
Gene Cox                                                      50,000               *                50,000
Robert M. Danese & Jody M. Danese                            100,000               *               100,000
Kenneth G. Doctor                                            200,000               *               200,000
Clifford N. Fowler (12)                                    2,592,856            10.10%           1,090,000
Mina Furo                                                     30,000               *                30,000
William T. Gibson & Kathleen P. Gibson, JTTEN                100,000               *               100,000
Glacier Partners                                             120,000               *               120,000
Alan Goldsberry (3)                                           99,536               *                99,536
Susan M. Gordon                                               20,000               *                20,000
Stephen M. Haile                                              40,000               *                40,000
Dean Hastas (35)                                             234,600               *                85,000
Damian Hawkins (13)                                           25,000               *                25,000

                                       24




Health Wise Management, Inc. (14)                             17,000               *                17,000
Charles Henriques Irrevocable Trust DTD (15)                  83,334               *                83,334
Doris Hobson                                                 100,000               *               100,000
Nadine M. Holt                                               150,000               *               150,000
Ivan Ichters                                                 120,000               *               120,000
Ivan Ichters & Mary Ichters, JTTEN                           100,000               *               100,000
Jessee Lee Real Estate, Inc. (16)                             27,778               *                27,778
Jennifer Johnson                                              20,000               *                20,000
R. Curtis Jordan                                             200,000               *               200,000
Kenneth K. Kinsey Living Trust UA DTD 6/9/87                 500,000             2.00%             500,000
Gerald S. Knapp Revocable Trust DTD 1/24/96(17)              285,712             1.14%             285,712
Knox Living Trust DTD 3/14/82 (18)                            75,000               *                75,000
Lori Koebler                                                  40,000               *                40,000
Michael D. Laufer, M.D. (19)                                  40,000               *                40,000
Gregory Todd Lear                                            200,000               *               200,000
Alan Leboeuf (20)                                             80,000               *                80,000
John F. Lemak                                                200,000               *               200,000
David M. Lewis (34)                                          840,000             3.36%             355,000
George Logan (21)                                             25,000               *                25,000
Manhattan Financial Group (22)                               950,000             3.80%             950,000
Willaim R. Ste Marie (23)                                    123,334               *               123,334
Jennifer Marrerios                                            40,000               *                40,000
Shannon Miller                                                 2,500               *                 2,500
David Morgan (24)                                            325,000             1.30%             325,000
Ruth S B Morrill                                              40,000               *                40,000
One World Integrated Technologies, Inc. (4)                  937,457             3.75%             937,457
Michael Opara & Elena Opara, JTTEN                            80,000               *                80,000
Willaim E. Ormond                                             40,000               *                40,000
John M. Pesce                                                100,000               *               100,000
David E. T. Pinkman (56)                                     440,000             1.76%             440,000
The Pinnacle Fund LP                                       1,000,000             4.00%           1,000,000
Samantha Jane Posthumus (25)                                  30,000               *                30,000
Mahbub Rahman & Donna L. Rahman, JTTEN (57)                  600,000              2.4%             600,000
Mark A. Rapport (26)                                          41,667               *                41,667
Jay David Reese (IRA), Charles Schwab Cust.(27)              114,288               *               114,288
Lawrence A. Rheins (36)                                      200,000               *                85,000
Ilse Rickert                                               2,500,000                ?%           2,500,000
Roger B. Ricketts (28)                                       525,000             2.10%             525,000
Steve Ricketts (29)                                        1,500,000             6.00%           1,500,000
John C. Riemann & Roselyn Riemann, JTTEN (1)                 400,581             1.60%             400,581
John C. Riemann (1)                                          827,151             3.31%             827,151
Rosaria M. Roberts                                            50,000               *                50,000
Dennis M. Theres M. Rohan                                    160,000               *               160,000
Michael Sabo (30)                                            142,856               *               142.856
James Sanford                                                 50,000               *                50,000
Mark Satterfield & Anne Satterfield, JT                      100,000               *               100,000
Glenn A. Seawell                                             400,000             1.60%             400,000
John A. Shaban                                                20,000               *                20,000
Scott T. & Kathryn Schultz                                    80,000               *                80,000
Sierra Silicon                                                68,000               *                68,000
Jay D. Smith                                                 100,000               *               100,000
Southwell Partners LP                                        400,000             1.60%             400,000
Lennart A. Steiner                                           335,712             1.34%             335,712
Barden E. Stevenot                                           166,667               *               166,667
Robert T. Suter                                              100,000               *               100,000
Douglas Swenson                                              200,000               *               200,000

                                       25




Gayle Walker (33)                                            100,000               *               100,000
Marlene Wesson                                                51,912               *                51,912
Westamerica Bank Cust Clifford N Fowler (IRA)                 80,000               *                80,000
Western Wallcovering Inc. Pension & Profit                   200,000               *               200,000
Westpark Fund                                                400,000             1.60%             400,000
Stan R. Wylie (2)                                            583,925             2.34%             245,000
Charles K. Yotter (6)                                         88,000               *                88,000
Eugene C. Zlatunich & John Zlantunich, JTTEN                  68,000               *                68,000
Andy Rickert (37)                                            600,000             2.40%             600,000
Gary J. Elliot (38)                                          160,000               *               160,000
Subodh & Anjalay Banejree (39)                               100,000               *               100,000
Dean P. Sheer (40)                                            40,000               *                40,000
Hillery F. & Laurel B. McClimans (41)                        400,000             1.60%             400,000
Stuart A. & Patrica P. McClimans (42)                         80,000               *                80,000
Raymond M. Sykes SEP IRA (43)                                 40,000               *                40,000
Laurel B. McClimans (44)                                     200,000               *               200,000
Todd Potts (45)                                               60,000               *                60,000
Victor E. & Sue Larson (46)                                   40,000               *                40,000
Robin R. Ward (47)                                           280,000             1.12%             280,000
Jennifer B. Larson (48)                                       60,000               *                60,000
Hillary L. Larson (49)                                        60,000               *                60,000
James K. & Sara E. Larson (50)                               204,000               *               204,000
Jack A. & Linda J. Lube (51)                                  40,000               *                40,000
Maria Lewis (52)                                             280,000             1.12%             280,000
Frank W. & Maria Antonucci (53)                               80,000               *                80,000
Eugene D. & Patrica P. Sass (54)                             168,000               *               168,000
Ruth E. & Waymon E. Schoelles (55)                            80,000               *                80,000
Total                                                     29,135,367                            25,683,986
-----------
*Less than 1%

(1) JOHN C. RIEMANN has been a director of Biozhem since June of 1991, and was Executive Vice President of Biozhem from October 1991 to May 1994. In December 1995, he was elected Chairman, CEO and President of the Company. Concurrent with the signing of the Management Agreement with One World Technologies, Inc. "OWN" on July 14, 1999, Mr. Riemann stepped down as president of the Company, but remained as CEO and Chairman. Concurrent with the signing of the Management Agreement with Beauty Resource on September 22, 2000, Mr. Riemann resigned as CEO. On August 28, 2001, Mr. Riemann resigned from the Board. Includes 325,000 options, which are exercisable as of the date of this prospectus. Has an additional 225,000 qualified options that are not being registered in this prospectus.
(2) STAN R. WYLIE has been a director of Biozhem since December 1995. On September 28, 2000, he was named Chief Financial Officer and served until February 28, 2002. Includes 145,000 options which are exercisable as of the date of this prospectus. Has an additional 58,925 shares and an additional 180,000 options that are not being registered in this prospectus. Has an additional 100,000 qualified options that are not being registered in this prospectus.
(3) ALAN GOLDSBERRY was a director of Biozhem from December 1995, until August 28, 2001, at which time he resigned from the Board.
(4) ONE WORLD TECHNOLOGIES, INC. entered into a management contract with the Company on July 14, 1999. The Company terminated that agreement on May 1, 2000.
(5) BEAUTY RESOURCE INC. entered into a management agreement with the Company in September 2000. The Company terminated that agreement in August 2001.
(6) CHARLES YOTTER was with Biozhem from December 1995 until September 2001 and held various positions during that time, the most recent being operating officer. Includes 58,000 options which are exercisable as of the date of this prospectus.
(7) Includes 125,000 warrants which are exercisable as of the date of this prospectus
(8) Includes 10,000 warrants which are exercisable as of the date of this prospectus
(9) Includes 105,556 warrants which are exercisable as of the date of this prospectus
(10) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(11) Includes 27,778 warrants which are exercisable as of the date of this prospectus

(12) Includes 590,000 warrants which are exercisable as of the date of this prospectus. Has an additional 771,428 shares and an additional 731,428 warrants that are not being registered in this prospectus.
(13) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(14) Includes 17,000 warrants which are exercisable as of the date of this prospectus
(15) Includes 27,778 warrants which are exercisable as of the date of this prospectus
(16) Includes 27,778 warrants which are exercisable as of the date of this prospectus
(17) Includes 142,856 warrants which are exercisable as of the date of this prospectus
(18) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(19) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(20) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(21) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(22) Includes 550,000 warrants which are exercisable as of the date of this prospectus
(23) Includes 27,728 warrants which are exercisable as of the date of this prospectus
(24) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(25) Includes 10,000 warrants which are exercisable as of the date of this prospectus
(26) Includes 13,889 warrants which are exercisable as of the date of this prospectus
(27) Includes 57,144 warrants which are exercisable as of the date of this prospectus
(28) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(29) Includes 1,500,000 options which are exercisable as of the date of this prospectus
(30) Includes 142,856 warrants which are exercisable as of the date of this prospectus
(31) Includes 192,856 warrants which are exercisable as of the date of this prospectus
(32) Jim Chapin was elected to the Board of Directors on August 28, 2001. He was appointed CEO on February 1, 2002. Includes 640,000 options which are exercisable as of the date of this prospectus. Has an additional 860,000 warrants that are not being registered in this prospectus.
(33) Includes 100,000 options which are exercisable as of the date of this prospectus
(34) David M. Lewis was elected to the Board of Directors on August 28, 2001. Includes 155,000 options which are exercisable as of the date of this prospectus. Includes 100,000 warrants which are exercisable as of the date of this prospectus. . Has an additional 440,000 shares and an additional 45,000 options that are not being registered in this prospectus.
(35) Dean Hastas was elected to the Board of Directors on August 28, 2001. Includes 85,000 options, which are exercisable as of the date of this prospectus. Has an additional 115,000 options that are not being registered in this prospectus. Owns an additional 34,600 shares, which are not being registered in this prospectus.
(36) Lawrence A. Rheins was elected to the Board of Directors on August 28, 2001. Includes 85,000 options, which are exercisable as of the date of this prospectus. Has an additional 115,000 options that are not being registered in this prospectus.
(37) Includes 600,000 options which are exercisable as of the date of this prospectus.
(38) Includes 80,000 warrants which are exercisable as of the date of this prospectus.
(39) Includes 50,000 warrants which are exercisable as of the date of this prospectus.
(40) Includes 20,000 warrants which are exercisable as of the date of this prospectus.
(41) Includes 20,000 warrants which are exercisable as of the date of this prospectus.
(42) Includes 80,000 warrants which are exercisable as of the date of this prospectus.
(43) Includes 40,000 warrants which are exercisable as of the date of this prospectus.
(44) Includes 200,000 warrants which are exercisable as of the date of this prospectus.
(45) Includes 30,000 warrants which are exercisable as of the date of this prospectus.
(46) Includes 20,000 warrants which are exercisable as of the date of this prospectus.
(47) Includes 140,000 warrants which are exercisable as of the date of this prospectus.
(48) Includes 30,000 warrants which are exercisable as of the date of this prospectus.
(49) Includes 30,000 warrants which are exercisable as of the date of this prospectus.
(50) Includes 102,000 warrants which are exercisable as of the date of this prospectus.
(51) Includes 20,000 warrants which are exercisable as of the date of this prospectus.
(52) Includes 140,000 warrants which are exercisable as of the date of this prospectus.
(53) Includes 40,000 warrants which are exercisable as of the date of this prospectus.
(54) Includes 84,000 warrants which are exercisable as of the date of this prospectus.
(55) Includes 40,000 warrants which are exercisable as of the date of this prospectus.
(56) Includes 100,000 warrants which are exercisable as of the date of this prospectus.
(57) Includes 50,000 warrants which are exercisable as of the date of this prospectus.

                             PLAN OF DISTRIBUTION

         We are registering 25,683,986 shares of Common Stock on behalf of the Selling Shareholders.

         The Selling Shareholders may choose to sell their shares from time to time on the OTC Bulletin Board, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in negotiated transactions or through a combination of these methods. In addition, the Selling Shareholders may choose one or more of the following alternatives:

(i) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

(ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

(iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The Selling Shareholders and any broker-dealers who act in connection with the sale of their shares of Common Stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         Except for sales volume limitations which may be applicable to Selling Shareholders who are affiliates of the Company, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Common Stock. The period for sale of the shares of the Common Stock by the Selling Shareholders may occur over an extended period of time.

         The Company will pay most expenses related to the offer and sale of the shares offered by the Selling Shareholders using this prospectus. The Selling Shareholders, however, will pay any underwriting discounts and selling commissions.

[Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that Rule rather than under this prospectus.]

                                LEGAL PROCEEDINGS

         There are no legal proceedings.

                                     EXPERTS

         Our audited financial statements as of September 30, 2001, and for each of the two years in the period then ended included in this prospectus have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are included herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in
Note 1 to the financial statements.

                             DESCRIPTION OF PROPERTY

         We lease for our executive office approximately 1,750 square feet of office space in Grass Valley, California on a month to month basis.

                                  LEGAL MATTERS

         For the purpose of this offering, Danzig Kaye Cooper & Fiore, LLP is giving its opinion on the validity of the shares of Common Stock being offered by this prospectus.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders
Biozhem Cosmeceuticals, Inc.

We have audited the accompanying balance sheet of Biozhem Cosmeceuticals, Inc. (the "Company") as of September 30, 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biozhem Cosmeceuticals, Inc. as of September 30, 2001, and the results of its operations and its cash flows for the each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully disclosed in Note 2 to the financial statements, the Company has recurring losses and has negative cash flow from operations for each of the last two fiscal years. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     CORBIN & WERTZ
Irvine, California
December 14, 2001

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                                   BALANCE SHEET

                                                        AS OF SEPTEMBER 30, 2001

================================================================================

ASSETS

Current assets:
   Cash                                                            $    556,179
   Inventory                                                             57,572
   Prepaid expenses and other current assets                            124,565
   Capitalized television production costs                              369,967
                                                                   -------------

         Total current assets                                         1,108,283

Property and equipment, net                                              39,613

Deposits and other                                                       26,538
                                                                   -------------

                                                                   $  1,174,434
                                                                   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities                        $    344,566
   Note payable                                                          10,161
                                                                   -------------

         Total current liabilities                                      354,727
                                                                   -------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $1.00 par value; 10,000,000 shares
     authorized; no shares issued and outstanding                             -
   Common stock, $.001 par value; 100,000,000 shares
     authorized; 22,967,741 shares issued and outstanding
     as  of September 30, 2001                                           22,968
   Common stock subscribed, $.001 par value; 400,000
     shares committed as of September 30, 2001                              400
   Additional paid-in capital                                        10,487,781
   Accumulated deficit                                               (9,691,442)
                                                                   -------------
         Total stockholders' equity                                     819,707
                                                                   -------------

                                                                   $  1,174,434
                                                                   =============

--------------------------------------------------------------------------------
                                            SEE INDEPENDENT AUDITORS' REPORT AND
                                      ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                        STATEMENTS OF OPERATIONS

================================================================================

                                                     YEARS ENDED SEPTEMBER 30,
                                                  ------------------------------
                                                       2001             2000
                                                  -------------    -------------

Net sales                                         $    636,586     $    726,736

Cost of sales                                          148,767          195,111
                                                  -------------    -------------

         Gross profit                                  487,819          531,625
                                                  -------------    -------------

Expenses:
   Selling, general and administrative               3,398,292        1,480,088
   Depreciation and amortization                        62,057           72,100
   Restructuring charges                               279,312                -
                                                  -------------    -------------

         Total expenses                              3,739,661        1,552,188
                                                  -------------    -------------

Loss from operations                                (3,251,842)      (1,020,563)

Interest expense                                      (185,345)         (34,014)

Other income                                            13,497           44,221
                                                  -------------    -------------

         Net loss                                 $ (3,423,690)    $ (1,010,356)
                                                  =============    =============

Net loss per common and equivalent share -
   basic and diluted                              $      (0.22)    $      (0.12)
                                                  =============    =============

Weighted average number of common
   shares outstanding                               15,779,337        8,711,648
                                                  =============    =============

--------------------------------------------------------------------------------
                                            SEE INDEPENDENT AUDITORS' REPORT AND
                                      ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                                                                        BIOZHEM COSMECEUTICALS, INC.

                                                                                                  STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                     FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

====================================================================================================================================

                                          COMMON STOCK           COMMITTED COMMON STOCK     ADDITIONAL
                                   --------------------------  -------------------------     PAID-IN     ACCUMULATED
                                      SHARES        AMOUNT        SHARES        AMOUNT       CAPITAL       DEFICIT        TOTAL
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------
Balances at October 1, 1999          7,985,548   $     7,985       118,046   $       118   $ 5,340,081   $(5,257,396)  $    90,788

Shares committed for services                -             -        81,000            81        20,169             -        20,250

Shares sold for cash                   400,000           400             -             -        49,600             -        50,000

Issuance of shares upon
  conversion of debt                   127,844           128             -             -        66,372             -        66,500

Exercise of warrants for cash
  and services                         958,521           959             -             -       225,610             -       226,569

Subscribed shares issued               103,135           103      (103,135)         (103)            -             -             -

Options issued for services                  -             -             -             -       368,840             -       368,840

Net loss                                     -             -             -             -             -    (1,010,356)   (1,010,356)
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------

Balances at September 30, 2000       9,575,048         9,575        95,911            96     6,070,672    (6,267,752)     (187,409)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                SEE INDEPENDENT AUDITORS' REPORT AND
                                                                                          ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                                 32

                                                                                                        BIOZHEM COSMECEUTICALS, INC.

                                                                                      STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED

                                                                                     FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

====================================================================================================================================
                                        COMMON STOCK           COMMITTED COMMON STOCK       ADDITIONAL
                                 --------------------------  ---------------------------     PAID-IN     ACCUMULATED
                                    SHARES        AMOUNT        SHARES        AMOUNT         CAPITAL       DEFICIT         TOTAL
                                 ------------  ------------  ------------   ------------   ------------  ------------   ------------
Shares committed for cash                  -             -       400,000            400         99,600             -        100,000

Shares sold for cash              11,510,370        11,510             -              -      2,587,840             -      2,599,350

Issuance of shares upon
   conversion of debt              1,251,912         1,252             -              -        161,726             -        162,978

Shares issued for services           534,500           535             -              -        243,393             -        243,928

Subscribed shares issued              95,911            96       (95,911)           (96)             -             -              -

Options and warrants issued
  for services                             -             -             -              -      1,324,550             -      1,324,550

Net loss                                   -             -             -              -              -    (3,423,690)    (3,423,690)
                                 ------------  ------------  ------------   ------------   ------------  ------------   ------------

Balances at September 30, 2001    22,967,741   $    22,968       400,000    $       400    $10,487,781   $(9,691,442)   $   819,707
                                 ===========   ===========   ===========    ===========    ===========   ===========    ===========

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                SEE INDEPENDENT AUDITORS' REPORT AND
                                                                                          ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                                 33

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                        STATEMENTS OF CASH FLOWS

================================================================================

                                                       YEARS ENDED SEPTEMBER 30,
                                                     ---------------------------
                                                         2001           2000
                                                     ------------   ------------

Cash flows from operating activities:
   Net loss                                          $(3,423,690)   $(1,010,356)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                      62,057         72,100
       Loss on disposal of assets                         11,261              -
       Non-cash portion of restructuring charges         216,922              -
       Common stock issued or committed for services     243,928         20,250
       Exercise of warrants for services                       -         51,569
       Warrants and options issued for services        1,324,550        368,840
       Changes in operating assets and liabilities:
          Accounts receivable                                  -          1,347
          Inventory                                      (31,931)        34,221
          Prepaid expenses and other current assets     (124,104)         2,807
          Capitalized television production costs       (369,967)             -
          Other assets                                   (14,283)        11,094
          Accounts payable and accrued liabilities       113,655         29,515
                                                     ------------   ------------

   Net cash used in operating activities              (1,991,602)      (418,613)
                                                     ------------   ------------

Cash flows used in investing activities:
   Purchases of property and equipment                   (37,754)             -
                                                     ------------   ------------

Cash flows from financing activities:
   Proceeds from sale of common shares
     and exercise of warrants                          2,699,350        225,000
   Proceeds from borrowings                                    -        338,506
   Repayment of debt                                    (175,030)       (83,678)
                                                     ------------   ------------

   Net cash provided by financing activities           2,524,320        479,828
                                                     ------------   ------------

Net increase in cash                                     494,964         61,215

Cash at beginning of year                                 61,215              -
                                                     ------------   ------------

Cash at end of year                                  $   556,179    $    61,215
                                                     ============   ============

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest            $    18,819    $    17,125
                                                     ============   ============

Supplemental disclosure of non-cash investing and
   financing activities:
     Conversion of debt into common stock            $   162,978    $    66,500
                                                     ============   ============

--------------------------------------------------------------------------------
                                            SEE INDEPENDENT AUDITORS' REPORT AND
                                      ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 1 - ORGANIZATION
---------------------

Description of the Company
--------------------------

Biozhem Cosmeceuticals, Inc. ("Biozhem" or "the Company") incorporated in Texas in 1984 as Entourage International, Inc. Biozhem is currently a direct marketer of premium quality bioengineered and botanically-based skin care products for women and men. The Company markets its proprietary line of advanced skin care products under its brand names BIOZHEM(TM) and the REVITACEL SYSTEM(TM) through a national direct response television (infomercial) campaign, its customer care center telemarketing operation, shopping channels, a web site, and planned print advertising, catalog and direct mail campaigns. The Company also enters into marketing and distribution agreements with manufacturers of specific products or product lines for resale through its marketing channels (see Note 8).

As of September 30, 2001, Biozhem entered into a plan to restructure its operations through the phasing out of its retail presence by closing the Company's owned stores (see Note 2) and servicing its clientele through the customer care center and its website. In the future, the Company will sell its products primarily through its national infomercial and other direct response television, shopping channels, and through its call center, website, and direct advertising campaigns, and anticipates expanding into international markets in mid-2002 through established direct response marketing channels.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Basis of Presentation
---------------------

The Company's financial statements for the years ended September 30, 2001 and 2000 have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of $3,423,690 and $1,010,356 and net cash used in operating activities of $1,991,602 and $418,613 in fiscal 2001 and 2000, respectively.

The Company's continued existence is dependent upon its ability to achieve its 2002 operating plan, which contemplates significantly increased revenues, improved operating results and increased cash flows from operations and obtaining additional financing. There can be no assurances that the Company will be successful in these efforts.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

If management cannot achieve the 2002 operating plan because of sales shortfalls, reduced profit margins or other unfavorable events, the Company may find it necessary to further reduce expenses or undertake other actions as may be appropriate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (including any impairment losses on long-lived assets).

Revenue Recognition
-------------------

Sales are recorded when a call center customer is shipped the goods or when a retail customer takes possession of the goods. Provisions are made for estimated returns and allowances at the time of sale.

The Company's policies comply with Staff Accounting Bulletin 101 ("SAB 101"), "REVENUE RECOGNITION," issued by the Securities and Exchange Commission In December 1999. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The Company's adoption of SAB 101 did not have a material impact on its financial position and results of operations.

Fair Value of Financial Instruments
-----------------------------------

The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash, accounts payable and accrued liabilities and note payable. Management believes the carrying amounts of the Company's financial instruments approximate their fair values at September 30, 2001 due to the short-term nature of these financial investments.

Inventory
---------

Inventory consists mainly of skin care products which are stated at the lower of cost or market using the first-in, first-out method. The Company purchases a majority of its inventory from several vendors. These items are readily available from other vendors. However, a change in supplier could cause delays in product delivery and possible losses in revenue which could adversely affect operating results. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for the sales of the Company's products in ensuing years. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying balance sheet.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

Capitalized Television Production Costs
---------------------------------------

In March 2001, the Company entered into an infomercial consultation agreement with a third party to produce a television commercial designed to sell certain skin care products by means of direct response by the customer. As of September 30, 2001, production costs for the television commercial totaled $369,967 and was recorded as other assets. In accordance with Statement of Position 93-7, "REPORTING ON ADVERTISING COSTS," such costs are capitalized and expensed in total the first time the commercial is aired, which occurred in November 2001. Therefore, such amount will be expensed in the quarter ended December 31, 2001.

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 5 years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense totaled $15,714 and $18,925 for the years ended September 30, 2001 and 2000, respectively.

Management of the Company assesses the recoverability of property and equipment by determining whether the net carrying value of such assets can be recovered over their remaining lives through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at September 30, 2001. However, there can be no assurance that market conditions will not change or demand for the Company's products will continue which could result in asset impairments in the future.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

Intangible Assets
-----------------

Intangible assets consist of covenants not to compete, customer lists and goodwill arising from business combinations and are amortized on a straight-line basis. The covenants are amortized over the contractual term of 3 years. The customer lists are amortized over the expected benefit life of 3 years. Goodwill, representing the excess of the purchase price over the estimated fair market value of the net assets of the acquired business, is amortized over the period of expected benefit of 10 years. Amortization expense totaled $46,090 and $53,175 for the years ended September 30, 2001 and 2000, respectively.

The Company assesses the recoverability of these intangible assets by determining whether the net carrying value of such assets can be recovered over their remaining lives through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management.

As of September 30, 2001, the Company entered into a plan of reorganization to close all of its acquired retail stores; as a result, at September 30, 2001, the Company wrote-off intangible assets of $216,922, representing the remaining net book value of the retail-related intangible assets at September 30, 2001 (see below).

Advertising
-----------

Except as discussed above relating to television production costs, advertising costs are expensed as incurred. Advertising costs expensed totaled $145,187 and $27,857 in fiscal 2001 and 2000, respectively.

Restructuring Charges
---------------------

As of September 30, 2001, the board of directors of the Company entered into a plan to restructure its operations by phasing out retail stores and servicing its clientele through direct sales (see Note 1). As a result, the Company recognized a restructuring charge of $279,312, consisting of the write-off of intangibles related to acquired retail stores to be closed ($216,922) and the present value of future non-cancelable retail store lease payments ($62,390) (see Note 8).

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

Income Taxes
------------

The Company provides for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are computed for differences between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for taxes represents the tax payable or refundable for the period plus or minus the change during the period in deferred assets and liabilities.

Earnings Per Share
------------------

Basic earnings per share ("EPS") is computed as net income divided by the weighted average of common shares for the period (see Note 10). Diluted EPS reflects the potential dilution that could occur from the common shares issued through stock options, warrants and other convertible securities. All potentially dilutive shares, 3,762,557 and 2,437,289 shares as of September 30, 2001 and 2000, respectively, have been excluded from dilutive EPS, as their effect would be anti-dilutive for fiscal 2001 and 2000.

Stock-Based Compensation
------------------------

The FASB has issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "ACCOUNTING FOR STOCK-BASED COMPENSATION," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." Entities electing to remain with the accounting method of APB 25 must provide pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25 (see Note 7).

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44") "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB OPINION 25." FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective on July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial statements.

Comprehensive Income
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "REPORTING COMPREHENSIVE INCOME." Under SFAS 130, the Company reports and displays all components of comprehensive income in a full set of financial statements. For fiscal 2001 and 2000, the Company had no items of comprehensive income.

Segments
--------

The FASB has issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." As the Company operates in one segment, the Company has not provided any additional segment disclosures as required under SFAS 131.

Use of Estimates
----------------

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the realizability of inventory and long-lived assets. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
--------------------------------------------------------------

Recent Accounting Pronouncements
--------------------------------

In June 2001, the FASB approved two new pronouncements: Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "BUSINESS COMBINATIONS," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS 141 applies to all business combinations with a closing date after June 30, 2001. This statement eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with a determinable useful life will continue to be amortized. The amortization provisions apply to goodwill and other intangible assets acquired after June 30, 2001. The Company does not expect SFAS 141 and SFAS 142 to have a material impact on its financial statements because its intangible assets are either fully amortized or written-off at September 30, 2001.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS." SFAS 143 establishes standards associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS 143 to have a material impact on its financial statements.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS." SFAS 144 address financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within these fiscal years, with early adoption encouraged. The Company does not expect SFAS 144 to have a material impact on its financial statements.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following at September 30, 2001:

                                      ESTIMATED USEFUL LIVES
                                            (IN YEARS)
                                      ------------------------

Equipment                                        3               $      64,841
Software                                         5                      25,219
                                                                 --------------
                                                                        90,060

Less accumulated depreciation                                          (50,447)
                                                                 --------------

                                                                 $      39,613
                                                                 ==============

NOTE 4 - NOTE PAYABLE
---------------------

Note payable consists of the following at September 30, 2001:

Note payable to former franchisee, interest at 8%, principal and interest of $1,538 payable monthly from September 15, 1997 through
July 15, 2000. This note is currently in default.                   $   10,161
                                                                    ===========

Principal maturities are $10,161 for the year ending September 30, 2002.

NOTE 5 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company had interest expense on notes payable to JCR Advertising, a company owned by a significant stockholder, of approximately $0 and $3,000 for fiscal 2001 and 2000, respectively. At September 30, 2001, the Company had no balance owing to JCR Advertising.

During fiscal 2000, the Company borrowed funds from a shareholder. On June 30, 2001, stockholder notes totaling $150,000 were converted to equity with the issuance of 1,200,000 shares of the Company's common stock (see Note 7). As of September 30, 2001, all notes from stockholders were paid off. Interest expense (including $150,000 of non-cash interest recorded in fiscal 2001 upon the conversion of the notes - see Note 7) on these notes totaled approximately $151,890 and $18,600 for fiscal 2001 and 2000, respectively.

A current board member received $89,480 in cash as consulting compensation for his assistance in funding activities in fiscal 2001 prior to his appointment to the board of directors.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 6 - INCOME TAXES
---------------------

The following is a reconciliation of federal income taxes computed at the statutory rate of 34% to income tax expense as reported for the years ended September 30:

                                                         2001           2000
                                                     ------------   ------------

Expected income tax benefit at 34%                   $(1,164,000)   $  (344,000)
State taxes, net of federal income tax benefit          (200,000)       (59,000)
Change in valuation allowance                          1,364,000        403,000
                                                     ------------   ------------

Income tax expense                                   $         -    $         -
                                                     ============   ============

Deferred tax assets consist of the following as of September 30, 2001:

Net operating loss carryforwards                                    $ 2,975,000
Expenses recognized for granting warrants                               744,000
Other                                                                    14,000
                                                                    ------------
                                                                      3,733,000

Less valuation allowance                                             (3,733,000)
                                                                    ------------

Net deferred tax assets                                             $         -
                                                                    ============

During fiscal 2001 and 2000, the valuation allowance increased by approximately $1,364,000 and $403,000, respectively.

At September 30, 2001, the Company had federal and state net operating loss carryforwards of approximately $8,100,000 and $4,080,000, respectively. If not used to offset future income, these loss carryforwards will expire between 2002 and 2021. Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a prescribed testing period. Equity transactions may have resulted in such a change and would likely result in a limitation of the amount of net operating loss that may be used annually. Further, the limitation may render a substantial portion of the Company's net operating loss carryforward unusable.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 6 - INCOME TAXES, CONTINUED
--------------------------------

Based on numerous factors, including but not limited to the Company's historical losses and the uncertainty regarding net operating loss carryforward limitation, management believes that it cannot currently demonstrate that it is more likely than not that it will fully realize all of the benefits of deferred tax assets existing at September 30, 2001. Accordingly, a valuation allowance has been provided for the full amount of the Company's deferred tax assets.

NOTE 7 - STOCKHOLDERS' EQUITY
-----------------------------

Stock Issuances
---------------

On December 14, 1999, the Company issued 127,844 shares of common stock in exchange for $66,500 of indebtedness due to OWN (see Note 9).

On September 30, 2000, the Company committed to issue 36,000 shares of common stock for consulting fees and 45,000 shares of common stock for directors' fees. These shares were earned in fiscal 2000 and were valued at $0.25 per share for a total of $20,250 based on an outstanding private placement offering at $0.25 (see below).

On May 4, 2000, the Company sold 400,000 shares of common stock to a third party for $50,000. In conjunction with this sale, warrants to purchase 400,000 shares of the Company's common stock at $0.125 per share were granted to this third party as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

On May 1, 2000, OWN exercised warrants to acquire 958,521 shares of common stock for $175,000 in cash and $51,569 in services (see Note 9).

During the years ended September 30, 2001 and 2000, the Company issued 95,911 and 103,135 shares of stock, respectively, for transactions that were recorded in the Company's fiscal 2000 and 1999 financial statements. The value of such shares was previously recorded as shares subscribed; therefore, the issuances had no net impact on operations or equity.

Pursuant to private placement memorandums, the Company issued 11,510,370 shares (including 189,370 shares issued to finders) and committed to issue an additional 400,000 shares for proceeds to the Company of $2,699,350 (net of issuance costs of $297,271) during the year ended September 30, 2001.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 7 - STOCKHOLDERS' EQUITY, CONTINUED
----------------------------------------

The Company issued 534,500 shares of common stock for services valued at $243,928 during the year ended September 30, 2001. Shares were valued at the estimated market value at date of issuance (based on the closing price of the Company's common stock).

During the year ended September 30, 2001, the Company defaulted on $150,000 of stockholder notes and accrued interest payable (see Note 5). According to the note agreement, the holder of the note had the right upon default to convert all unpaid principal and accrued interest into common stock of the Company at a conversion price of $0.125 per share. Further, upon conversion, the note holder would also be granted warrants to purchase additional shares (equal to the number shares converted) at an exercise price of $0.25 per share for a period of three years. Pursuant to APB 14, EITF 98-5 and EITF 00-27, the Company has recorded the value of the beneficial conversion feature and the related warrants in fiscal 2001 when the conversion feature was no longer contingent on a future event. The combined value of the beneficial conversion feature and the related warrants was $150,000 that was recorded to additional paid-in capital and interest expense. As a result, the Company issued 1,200,000 shares of common stock at $0.125 per share and warrants to acquire an additional 1,200,000 shares of common stock at $0.25 per share.

In addition, during the year ended September 30, 2001, the Company issued 51,912 shares of common stock to convert another note payable totaling $12,978 at $0.25 per share. There was no beneficial conversion associated with this note payable.

Stock Options
-------------

The Company has adopted the 1998 Stock Option Plan of Biozhem Cosmeceuticals, Inc. (the "Plan"). The purpose of the Plan is to provide officers and employees of the Company and other eligible individuals an incentive through grant of options to acquire stock in the Company and encourage them to remain in the Company's service.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 7 - STOCKHOLDERS' EQUITY, CONTINUED
----------------------------------------

Under the Plan, the Committee may, at any time prior to July 6, 2008, grant to eligible persons either incentive stock options or non-qualified stock options for an aggregate of 1,000,000 shares of the Company's Common Stock. Any unexercised or canceled stock options may be re-optioned under the Plan. Although not eligible to receive grants of incentive stock options, members of the Board of Directors of the Company who are not full-time employees of the Company are eligible to receive grants of non-qualified options. Directors who are full-time employees of the Company are eligible to receive grants of either incentive stock options or non-qualified options. The Committee may issue the options to different optionees subject to varying vesting requirements.

The exercise price of any options granted under the Plan may not be less than 100% of the fair market value of the underlying shares of Common Stock on the day the option is granted, except that, with respect to options granted to persons owning more than 10% of the Common Stock on the date of the grant at which time the price must be at least 110% of the fair market value. The Plan was approved by a vote of the stockholders. No options were granted under the Plan in fiscal 2000. During 2001, the Company granted Plan options to purchase 125,000 shares at an exercise price of $0.42 per share to an employee. The options vest over a period of three years and expire in ten years.

During the year ended September 30, 2001, the Company granted non-Plan options to purchase 1,000,000 shares at an exercise price of $0.25 per share to its directors, valued under APB 25 at $260,000.

In fiscal 2000, the Company granted non-Plan options to purchase 1,608,000 shares at an exercise price of $0.25 per share to consultants, valued under SFAS 123 at $368,000. In fiscal 2001, the Company granted non-Plan options 1,850,000 shares at an exercise price of $0.25 per share to consultants, valued under SFAS 123 at $809,000.

The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                      2001            2000
                                                 -------------   --------------

      Expected dividend yield                               0%               0%
      Weighted average expected stock price
        volatility                                        129%             108%
      Risk free interest rate                             5.4%             6.0%
      Expected life of option                     1 to 3 years   3 to 3.5 years

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 7 - STOCKHOLDERS' EQUITY, CONTINUED
----------------------------------------

Stock Warrants
--------------

In October 1999, the Company amended its agreement with OWN (see Note 9). As part of that amendment, the Company agreed to lower the exercise price of 888,666 of the 1,000,000 Class A Warrants from $0.56 to $0.15 per share. The repricing of these warrants resulted in variable award accounting under FIN 44. Because of the decline in the Company's stock price since the date of the original warrant grant, no additional expense was required for the year ended September 30, 2000 under variable award accounting. 958,521 of these warrants were exercised on May 1, 2000 and the remaining 41,479 of the Class A Warrants were cancelled as part of the Company's termination of its management agreement with OWN (see Note 9).

In January 2001, the Company issued 25,000 warrants with an exercise price of $0.25 per share to an unrelated third party for interest on a note payable. The estimated fair value of these warrants under SFAS 123 totaled $6,250 and has been expensed during the year.

In June 2001, the Company issued 1,200,000 warrants with an exercise price of $0.25 per share to an unrelated third party in connection with the conversion of the related note payable (see above).

During the year ended September 30, 2001, the Company granted 245,000 warrants with an exercise price of $0.25 per share for services rendered, valued under SFAS 123 at $99,300.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 7 - STOCKHOLDERS' EQUITY, CONTINUED
----------------------------------------

The following is a summary of stock option and warrant activity during fiscal 2001 and 2000:

                                                                  WEIGHTED
                                                                  AVERAGE
                                                     SHARES        PRICE
                                                  -----------    ---------

         Outstanding at September 30, 1999         2,511,697     $   0.59
                  Granted                          2,008,000         0.23
                  Exercised                         (958,521)       (0.24)
                  Cancelled                          (61,479)       (0.50)
                                                  -----------    ---------

         Outstanding at September 30, 2000         3,499,697         0.39
                  Granted                          4,445,000         0.25
                  Exercised                                -            -
                  Cancelled                          (62,000)       (0.84)
                                                  -----------    ---------

         Outstanding at September 30, 2001         7,882,697     $   0.31
                                                  ===========    =========

         Exercisable at September 30, 2001         4,907,697     $   0.34
                                                  ===========    =========

         Weighted average fair market value of
            options and warrants granted:
                  Fiscal 2000                                    $   0.37
                                                                 =========
                  Fiscal 2001                                    $   0.47
                                                                 =========

The following table summarizes information about stock options and warrants outstanding at September 30, 2001:

                                           Outstanding                                     Exercisable
                      -------------------------------------------------------    --------------------------------
                                            Weighted
                                             Average
                                            Remaining           Weighted                           Weighted
    Range of                               Contractual           Average                           Average
 Exercise Price           Total               Life           Exercise Price         Total       Exercise Price
------------------    ---------------    ----------------    ----------------    ----------     ---------------
$0.01 - $0.49          6,945,000           2.5 years         $   0.26            3,970,000        $     0.26
$0.50 - $1.00            937,697           1.4 years             0.68              937,697              0.68
                      -----------                            ---------          -----------       -----------
                       7,882,697                             $   0.31            4,907,697        $     0.34
                      ===========                            =========          ===========       ===========

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 7 - STOCKHOLDERS' EQUITY, CONTINUED
----------------------------------------

SFAS 123 Pro Forma Information
------------------------------

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the assumptions listed above.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting.

If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS 123, net loss and loss per share would have been increased to the pro forma amounts indicated in the table below:

                                                                    2001              2000
                                                               --------------    --------------
Net loss attributable to common stockholders, as reported      $  (3,423,690)    $  (1,010,356)
Net loss attributable to common stockholders, pro forma        $  (3,529,940)    $  (1,010,356)
Loss per share, as reported                                    $       (0.22)    $      (0.12)
Loss per share, pro forma                                      $       (0.22)    $      (0.12)

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 8 - COMMITMENTS
--------------------

Leases
------

The Company leases its facilities and equipment under non-cancelable operating leases expiring in October 2004. Rent expense in fiscal 2001 and 2000 was approximately $213,000 and $212,000, respectively, and future commitments are approximately $60,000, $22,000, and $2,000 in fiscal 2002, 2003, and 2004, respectively.

Marketing Agreement
-------------------

On September 22, 2000, Biozhem signed a License and Supply Agreement with Advanced Tissue Sciences, Inc., a Delaware Corporation ("ATS"), which gives Biozhem the exclusive right to market skin care products containing ATS' Nutrient Solution in the direct response market for a period of ten years providing that sales goals are reached. Biozhem will also pay to ATS a royalty and periodic milestone payments that are dependent on achieving certain annual and cumulative sales levels. For the years ended September 30, 2001 and 2000, the Company has recorded no royalties to ATS under this agreement.

On August 31, 2001, Biozhem entered into a royalty agreement with the actress in its commercial (see Note 2) requiring that Biozhem pay the actress royalties equal to 1.5% of retail gross sales in connection with the sale of the product advertised on the commercial. At September 30, 2001, no amounts are owing under this agreement.

NOTE 9 - MANAGEMENT AGREEMENT
-----------------------------

The Company entered into a management agreement in fiscal 1999 with One World Networks Integrated Technologies, Inc. ("OWN"). OWN was engaged by the Company to exclusively provide and perform for and on behalf of the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. For its services, OWN was to receive a monthly management fee of 40% of pre-tax net income, 1,000,000 Class A warrants and other contingent warrants (which were never earned). In addition, OWN agreed to loan the Company up to $50,000 to cover operational cash flow needs.

In October 1999, the Company amended the Agreement. As part of the amendment, OWN agreed to increase its loan available to the Company to $100,000 and to purchase 127,844 shares common stock for $66,500. The Company opted thereafter to cancel its debt to OWN rather than collect the $66,500 from OWN (see Note 7). In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $0.56 to $0.15 per share (see Note 7).

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 9 - MANAGEMENT AGREEMENT, CONTINUED
----------------------------------------

On May 1, 2000, the Company terminated its Agreement with OWN. In connection with the termination, OWN agreed to exercise 958,521 shares of Class A Warrants for $175,000 in cash and $51,569 in expense reimbursements and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for a guaranteed royalty of $40,000, which has been recorded as other income.

On September 22, 2000, the Company entered into a management agreement with Beauty Resource, Inc. ("BR"). BR was engaged by the Company to provide and perform for the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. BR personnel assigned to manage the day-to-day activities of the Company included individuals designated as the Company's CEO and COO.

BR was entitled to a reimbursement, which was to be a payment of $15,000 per month. In addition, commencing April 1, 2001 and continuing on the first day of each quarter thereafter during the remaining term of the agreement, the Company was to pay BR a fee in the amount of 0.5% of the sales (net of returns and allowances) of the Company for the preceding quarter.

Upon signing of the agreement, the Company awarded the new CEO options to purchase 100,000 shares of the Company common stock at an exercise price of $0.25 per share, to be exercised on or before September 30, 2003.

In addition, as defined in the agreement, BR was entitled to performance options up to 2,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain sales targets, 3,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain pre-tax net income levels, and cash bonuses of up to 5% of pre-tax net income based on achieving certain ratios of pre-tax net income to sales. As of September 30, 2000 and 2001, no such options or cash awards had been earned by BR.

During the year ended September 30, 2001, the Company terminated the agreement with BR and assumed all functions and duties of BR as set forth in the agreement. For the year ended September 30, 2001, the Company recorded $302,500 (including 337,500 shares of common stock granted to BR, valued at $0.60 per share - see Note 7) as compensation for services rendered by BR.

--------------------------------------------------------------------------------

                                                    BIOZHEM COSMECEUTICALS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

                                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

================================================================================

NOTE 10 - EARNINGS PER SHARE
----------------------------

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended September 30, 2001 and 2000:

                                                               2001               2000
                                                          --------------     --------------
Numerator for basic and diluted loss per share:
    Net loss charged to common stockholders               $  (3,423,690)     $  (1,010,356)

Denominator for basic and diluted loss per share:
    Weighted average shares                                  15,779,337          8,711,648
                                                          --------------     --------------

      Basic and diluted loss per share                    $       (0.22)     $       (0.12)
                                                          ==============     ==============

NOTE 11 - SUBSEQUENT EVENTS
---------------------------

In November 2001, the Company launched its television commercial recognizing expense of $369,967 relating to capitalized television production costs recorded at September 30, 2001 (see Note 2). Management has indicated that it is too early to tell the impact of the new television commercial on future operations of the Company.

Subsequent to September 30, 2001, the Company issued the 400,000 shares, which were previously recorded as committed shares. As the cash receipt related to the issuance of these shares was recorded in fiscal 2001, these issuances had no net impact on operations or equity. In addition, the Company sold 200,000 shares of common stock for $50,000 in cash pursuant to a private placement memorandum.

--------------------------------------------------------------------------------

                                    BIOZHEM COSMECEUTICALS, INC.
                                      CONDENSED BALANCE SHEETS

                                               ASSETS

                                                                       March 31         September 30
                                                                         2002               2001
                                                                     -------------      -------------
Current Assets:                                                       (unaudited)

Cash                                                                 $     74,792       $    556,179
Inventory                                                                 424,097             57,572
Capitalized television production costs                                         -            369,967
Other current assets                                                       65,594            124,565
                                                                     -------------      -------------
Total current assets                                                      564,483          1,108,283

Property and equipment, net                                                34,767             39,613

Other assets                                                               18,920             26,538
                                                                     -------------      -------------
Total assets                                                         $    618,170       $  1,174,434
                                                                     =============      =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities                             $    879,261       $    344,566
Accrued royalties payable                                                 526,104                  -
Accrued sales return expense                                              154,880
Notes payable                                                             513,862             10,161
                                                                     -------------      -------------
         Total current liabilities                                      2,074,107            354,727

Stockholders' Equity (Deficit):
Preferred stock, $1.00 par value; 10,000,000 shares
   authorized; no shares issued and outstanding                                 -                  -
Common stock, $.001 par value; 100,000,000 shares
   authorized;  24,337,741 and 22,967,741 shares
   issued and outstanding at March 31, 2002 and
   September 30, 2001, respectively                                        24,338             22,968
Common stock subscribed, $.001 par value;
   0 and 400,000 shares committed at
   March 31, 2002 and
   September 30, 2001, respectively                                             -                400

Additional paid-in capital                                             10,729,311         10,487,781
Accumulated deficit                                                   (12,209,586)        (9,691,442)
                                                                     -------------      -------------
Total stockholders' equity (deficit)                                   (1,455,937)           819,707
                                                                     -------------      -------------

Total liabilities and stockholders' equity                           $    618,170       $  1,174,434
                                                                     =============      =============

                             The accompanying notes are an integral part
                               of the condensed financial statements

                               BIOZHEM COSMECEUITCALS, INC.
                            CONDENSED STATEMENTS OF OPERATIONS

                                                              Three             Three
                                                              Months            Months
                                                              Ended             Ended
                                                             March 31           March 31
                                                               2002               2001
                                                          -------------      -------------
                                                           (unaudited)        (unaudited)
Net sales                                                 $  1,576,854       $    181,177
Cost of sales                                                  871,368             70,063
                                                          -------------      -------------

         Gross margin                                          705,486            111,114
                                                          -------------      -------------

Expenses:
Selling, general and administrative                            526,502            505,419
Advertising                                                  1,824,595              1,936
Depreciation and amortization                                    3,298             14,169
                                                          -------------      -------------
             Total expenses                                  2,354,395            521,524
                                                          -------------      -------------

             Operating income (loss)                        (1,648,909)          (410,410)

Interest expense                                                 9,824             28,024

Other income                                                         -              3,053
                                                          -------------      -------------

             Net income (loss)                            $ (1,658,733)      $   (435,381)
                                                          =============      =============

Net income (loss) per common share                        $       (.07)      $       (.03)
                                                          =============      =============

Weighted average number of common shares outstanding        23,810,213         13,263,714
                                                          =============      =============

                       The accompanying notes are an integral part
                          of the condensed financial statements.

                          BIOZHEM COSMECEUTICALS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                     Six                Six
                                                    Months             Months
                                                    Ended              Ended
                                                   March 31,          March 31,
                                                     2002               2001
                                                -------------      -------------
                                                (unaudited)         (unaudited)

Net sales                                       $  1,807,523       $    367,698
Cost of sales                                        914,389             96,889
                                                -------------      -------------

        Gross margin                                 893,134            270,809

Expenses:
Selling, general and administrative                  947,180            984,208
Advertising                                        2,447,678             13,506
Depreciation and amortization                          6,596             29,049
                                                -------------      -------------
           Total expenses                          3,401,454          1,026,763
                                                -------------      -------------
           Operating income (loss)                (2,508,320)          (755,954)

Interest expense                                       9,824             29,347

Other income                                               -              9,714
                                                -------------      -------------

Net income (loss)                               $ (2,518,144)      $   (775,587)
                                                =============      =============

Net income (loss) per common share              $       (.11)      $       (.06)
                                                =============      =============

Weighted average number of common shares
outstanding                                       23,253,818         12,576,497
                                                =============      =============

                  The accompanying notes are an integral part
                     of the condensed financial statements.

                          BIOZHEM COSMECEUTICALS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                      Six               Six
                                                     Months            Months
                                                     Ended             Ended
                                                    March 31          March 31
                                                      2002              2001
                                                  ------------      ------------
                                                   (unaudited)       (unaudited)

Net cash (used in) operating activities           $(1,226,238)      $  (902,285)

Net cash (used in) investing activities                (1,750)          (19,536)

Net cash provided by financing activities             746,601           920,563
                                                  ------------      ------------

Net (decrease) increase in cash                      (481,387)           (1,258)

Cash at beginning of period                           556,179            61,215
                                                  ------------      ------------

Cash at end of period                             $    74,792       $    59,957
                                                  ============      ============

                  The accompanying notes are an integral part
                     of the condensed financial statements.

                          BIOZHEM COSMECEUTICALS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - INTERIM FINANCIAL STATEMENTS.
--------------------------------------

The accompanying condensed financial statements have been prepared in accordance with the instructions to quarterly reports on Form 10-QSB. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at March 31, 2002 and for all periods presented have been made. Certain information and foot note data necessary for fair presentation of financial position and results of operations in conformity with generally accepted accounting principles have been condensed or omitted. It is therefore suggested that these statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company's annual Form 10-KSB. The results of operations for the periods ended March 31, 2002 are not necessarily indicative of operating results for the full year.

NOTE 2 - ISSUANCE OF COMMON STOCK
---------------------------------

During the three-month period ended December 31, 2001, the Company issued 400,000 shares of common stock to third parties for transactions that were recorded in the Company's September 30, 2001 financial statements. The value of such shares was recorded previously as shares subscribed; therefore, the issuance had no net impact on operations or equity.

Pursuant to a private placement memorandum dated September 3, 2001, the Company issued 200,000 shares of "restricted" common stock valued at $0.25 per share to an outside investor for total proceeds to the Company of $45,000 (net of issuance costs of $5,000) during the six-month period ended March 31, 2002.

Pursuant to a private placement memorandum dated January 2, 2002, the Company issued 770,000 shares of "restricted" common stock valued at $0.25 per share to outside investors for total proceeds to the Company of $192,500 during the six-month period ended March 31, 2002.

NOTE 3 - STOCK OPTIONS AND WARRANTS
-----------------------------------

In January 2002, the Company issued 770,000 warrants with an exercise price of $0.25 per share pursuant to the private placement dated January 2, 2002.

During the six-month period ended March 31, 2002, there was no other stock option or warrant activity.

NOTE 4 - CONVERTIBLE NOTES
--------------------------

During the six-month period ended March 31, 2002, the Company entered into notes payable with an employee-shareholder for $500,000, maturing through April 2, 2002. Interest is calculated at 5 percent due upon the maturity date of the notes. If any payment is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately and can be converted to common stock at a conversion price of $0.25 per share at the option of the lender. These notes were verbally extended to June 15, 2002.

NOTE 5 - LOSS PER SHARE
-----------------------

Net loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents during the periods presented. Options and warrants to purchase 1,730,540 shares of common stock were excluded from the computation of the diluted loss per share, as they would have been anti-dilutive.

NOTE 6 - CAPITALIZED TELEVISION PRODUCTION COSTS
------------------------------------------------

In March 2001, the Company entered into an infomercial consultation agreement with a third party to produce a television commercial designed to sell certain skin care products by means of direct response by the customer. As of September 30, 2001, production costs for the television commercial totaled $369,967 and were recorded as other assets. In accordance with Statement of Position 93-7, "Reporting on Advertising Costs", such costs are capitalized and expensed in total the first time the commercial is aired, which occurred in November 2001. Therefore, such amount was expensed in the six-month period ended March 31, 2002.

NOTE 7 - GOING CONCERN
----------------------

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. The Company has recurring losses from operations and limited operating revenues for the six-month period ended March 31, 2002 and negative working capital as of March 31, 2002. These factors (among others) raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability to obtain additional debt and/or equity and to achieve its 2002 operating plan, which contemplates significantly improved operating results and cash flow. There can be no assurances that the Company will be successful in these regards.

The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 8 - SEGMENT REPORTING
--------------------------

The Company is currently operating under one business segment. Thus, no reporting is required.

NOTE 9 - LICENSE & SUPPLY AGREEMENT
-----------------------------------

On September 25, 2000, the Company entered into a License & Supply Agreement with Advanced Tissue Sciences, Inc., a Delaware corporation ("ATS"), which grants the Company the exclusive rights to become the sole, worldwide direct response marketing partner for an ATS nutrient solution, NouriCel (TM), for Biozhem branded skin care products. On January 1, 2002, due to changes in development timelines, the Company and ATS amended the Agreement to change the first contract year to the period from January 1, 2002 until December 31, 2002, to delay the payment of the first milestone payment of $1,000,000 to November 30, 2002 and to increase the annual minimum exclusivity threshold royalty payment in contract year one from $1,500,000 to $2,000,000. Additional milestone payments and increased minimum royalty payments in future years are outlined in the agreement. During the six-month period ended March 31, 2002, the Company recorded $500,000 in royalty expense pursuant to the Agreement. As of March 31, 2002, $526,104 was accrued.

NOTE 10 - SUBSEQUENT EVENTS
---------------------------

In April 2002, the Company issued 666,000 shares of common stock for cash totaling $166,500 pursuant to a private placement memorandum dated January 2, 2002.

On April 10, 2002, the Company entered into a Management Service Agreement ("Agreement") with Thane International Inc. ("Thane"), which grants Thane the exclusive rights to manage directly, or through the use of agents or sub-contractors, all aspects of the worldwide marketing, sale and distribution of the Company's RevitaCel(TM) System, in exchange for a management fee. The Agreement is for one year with automatic one year renewals based upon minimum performance criteria by Thane. In addition, Thane will finance certain of the Company's marketing, sales and distribution costs through advance payments as described in the Agreement.

                                 PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Texas corporations against any judgments, penalties, fines, settlements and reasonable expenses which may be incurred in connection with any threatened, pending or completed proceeding in which the director or officer is a named defendant or respondent. The Company's Bylaws, as amended and restated, require the Company to indemnify and advance expenses to the Company's directors and officers to the maximum extent allowed by the Texas Business Corporation Act and expressly authorize the Company to purchase directors and officers liability insurance.

         The Articles of Incorporation of the Company, as amended and restated (the "Articles"), expressly provide that no director shall be personally liable to the Company or its shareholders for monetary damage for an act or omission in the director's capacity as a director, except to the extent otherwise expressly provided for by a statute of the State of Texas. The Articles obligate the Company to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. *

SEC Registration Fee                                 $ 2,185.32
Accounting Fees and Expenses                         $ 5,500.00
Legal Fees and Expenses                              $20,000.00
Miscellaneous                                        $ 3,000.00
                                                     ----------
Total                                                $30,685.32
------------------                                   ----------

         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Shareholders, will be borne by the Company.

ITEM 26. RECENT SALES OF REGISTERED SECURITIES

         The following sets forth information relating to all securities of the Company sold during the past three fiscal years without registration under the Securities Act of 1933.

FY 1999

          On February 15, 1999, the Company issued 35,000 shares as the $15,750 down payment for the purchase of the Kentucky franchise.

         On June 29, 1999, the Company issued 10,000 shares as a bonus to an employee. On July 15, 1999, the Company issued a total of 528,750 shares of common stock as follows: 442,540 shares of common stock were issued to shareholders to convert $163,183 of debt to equity; 86,210 shares of common stock were issued in lieu of cash payments for consulting fees totaling $28,566; 32,095 shares of common stock were issued in lieu of cash payments for unpaid directors' fees for a total of $11,875. During the year ended September 30, 1999, the Company issued a total of 272,629 shares of common stock in lieu of cash payments for public relations for a total of $124,675. The shares were issued as follows: 66,667 shares of common stock were issued on November 16, 1998; 87,671 shares of common stock were issued on January 14, 1999; 63,291 shares of common stock were issued on February 19, 1999; 35,000 shares of common stock were issued on March 19, 1999;and 20,000 shares of common stock were issued on July 1, 1999.

          During 1999, the Company sold 1,181,371 shares of its common stock. Proceeds to the Company were $370,950, net of offering costs of $77,550.

          In the year ended September 30, 1999, the Company committed 14,911 shares of common stock for $5,517 in debt cancellation and 103,135 shares of common stock for $27,280 in consulting fees. The 103,135 shares for consulting fees were then issued in fiscal 2000. The 14,911 shares of common stock for debt cancellation were issued in fiscal 2001.

FY 2000

          In October 1999, the Company issued 127,844 shares of stock for the conversion of $66,500 in debt.

          On May 1, 2000, the Company issued shares to exercise 958,521 Class A Warrants for $175,000 in cash and in lieu of $51,569 owed for expenses.

          On May 4, 2000, the Company sold 400,000 shares of common stock to a third party for cash of $54,000. In conjunction with this sale, warrants to purchase 400,000 shares of the Company's common stock were granted to this third party as an incentive to purchase the stock.

          In September 2000, the Company committed 36,000 shares in payment of consulting fees of $9,000 and 45,000 shares for payment of directors' fees of $11,250. These shares were then issued in fiscal 2001.

FY 2001

          The Company issued 534,500 shares of common stock for services valued at $243,393 during the year ended September 30, 2001.

          During the year ended September 30, 2001, the Company defaulted on $150,000 of stockholder notes and accrued interest payable. According to the note agreement, the holder of the note had the right upon default to convert all unpaid principal and accrued interest into common stock of the Company at a conversion price of $0.125 per share. As a result, the Company issued 1,200,000 shares of common stock at $0.125 per share.

          In addition, during the year ended September 30, 2001, the Company issued 51,912 shares of common stock to convert another note payable totaling $12,978 at $0.25 per share. There was no beneficial conversion associated with this note payable.

          The Company issued 11,510,370 shares (including 189,370 shares issued to finders) and committed to issue an additional 400,000 shares for cash proceeds to the Company of $2,699,350 (net of issuance costs of $297,271) during the year ended September 30, 2001. The 400,000 committed shares were then issued in fiscal 2002.

FY 2002

         The Company issued 1,836,000 shares for cash proceeds to the Company of $404,000 (net of issuance costs of $5,000) during the eight months ended May 31, 2002. In conjunction with these sales, warrants to purchase 1,436,000 shares of the Company's common stock were granted to these investors as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

         In April 2002, the Company issued 600,000 non-Plan options at $.25 per share to an employee.

         In May 2002, $75,000 of notes payable was converted into 600,000 shares of stock.

         All of the foregoing shares issued in the last three fiscal years were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and or Regulation D promulgated under the Securities Act of 1933.

ITEM 27. EXHIBITS.

        A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 28. UNDERTAKINGS.

         (a)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

         (b)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective) amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) above do not apply if the Registration is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on this 25th day of July, 2002.

                                           BIOZHEM COSMECEUTICALS, INC.

                                              /s/ James Chapin
                                             ----------------------
                                             Chairman of the Board

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed below by the following persons in the capacities indicated.

Signature                           Title                               Date
---------                           -----                               ----

/s/ James Chapin              Chairman of the Board                July 25, 2002
-----------------------       and Chief Executive Officer
JAMES CHAPIN                  (Principal executive officer and
                              Principal financial officer)

/s/ Stan R Wylie              Director                             July 25, 2002
-----------------------
STAN R WYLIE

/s/ Lawrence Rheins           Director                             July 25, 2002
-----------------------
LAWRENCE RHEINS

/s/ David Lewis               Director                             July 25, 2002
-----------------------
DAVID LEWIS

/s/ Dean Hastas               Director                             July 25, 2002
-----------------------
DEAN HASTAS

/s/ Craig Sobrero             Controller                           July 25, 2002
-----------------------       (Principal accounting officer)
CRAIG SOBRERO

EXHIBIT INDEX

       Exhibit No.  Description
       ------------------------

3.1 Articles of Incorporation of Entourage International, Inc. and amendments thereto (incorporated by reference to Exhibit No. 3.1 to Amendment No l1 to Registrant's Registration Statement of Form S-18, filed January 16, 1986, File No. 2-99726-FW).

3.2 Bylaws of Entourage International, Inc. (incorporated by reference to Exhibit No. 3.2 of Registrant's Registration Statement on Form S- 18, filed August 16, 1985, File No. 2-99726-FW).

3.3 Amendments to Articles of Incorporation (incorporated by reference to Form 10-KSB for the year ended September 30, 1998 and schedule 14A filed August 18, 1998).

4.1 Specimen Common Stock Certificate of Entourage International, Inc. (incorporated by reference to Exhibit No. 4.01 of to Registrant's Annual Report on form 10-K for the year ended September 30, 1989, File No. 1-9206).

5.1 Opinion of Danzig Kaye Cooper & Fiore, LLP filed with original SB-2 Registration on November 26, 2001

10.1 Amended Qualified Incentive Stock Option Plan for Entourage International, Inc. (incorporated by reference to Exhibit No. 10.26 of the Registrant's Annual Report on Form 10-K for the year ended September030, 1992, file No. 1-9206).

10.2 Amended Qualified Stock Option Plan for Entourage International, Inc. (incorporated by reference to Exhibit No. 10.26 of the registrant's Annual report of Form 10-K for the year ended September 1992, file No. 1-9206.

10.3 Amended Non-qualified Stock Option Plan for Entourage International, Inc., (incorporated by reference to Exhibit No. 10.26 of the registrant's Annual report of Form 10-K for the year ended September 1992, file No. 1-9206).

10.4 Master Transaction Agreement (incorporated by reference to Form 8-K filed on January 4, 1996).

10.5 1998 Stock Option Plan for Biozhem Cosmeceuticals, Inc. (incorporated by reference to Form 10-KSB for the year ended September 30, 1998, file #01-14725).

10.6 Management Agreement between One World Networks Integrated Technologies, Inc. and Biozhem Cosmeceuticals, Inc. dated July 14, 1999

10.7 Multi-Party Amendment No. 1 to Management Agreement dated July 14, 1999, dated October 13, 1999

10.8 Termination Agreement dated May 1, 2000 terminating Management Agreement dated July 14, 1999

10.9 License and Supply Agreement dated September 22, 2000 between Advanced Tissue Sciences, Inc. and Biozhem Cosmeceuticals, Inc.

10.10 Management Agreement dated September 22, 2000 between Beauty Resource, Inc. and Biozhem Cosmeceuticals, Inc.

10.11 Settlement Agreement and Mutual Release of Claims dated August 13, 2001 between Beauty Resource, Inc. and Biozhem Cosmeceuticals, Inc

10.12 First Amendment to License and Supply Agreement between Advanced Tissue Sciences, Inc. and Biozhem Cosmeceuticals, Inc. dated January 1, 2002

10.13 Management Service Agreement dated April 10, 2002, between Thane International, Inc., and Biozhem Cosmeceuticals, Inc.

23.1 Consent of Danzig Kaye Cooper & Fiore, LLP (included in Exhibit 5.1 filed with original SB-2 Registration on November 26, 2002).

23.2     Consent of Corbin & Wertz

                                       66